                                                                    Exhibit 10.4





                    MACDONALD, DETTWILER AND ASSOCIATES LTD.

                                  as Borrower

                                    - and -

                              ROYAL BANK OF CANADA

                            as Administrative Agent

                                    - and -

                          THOSE INSTITUTIONS WHOSE NAMES ARE SET FORTH
                          ON THE EXECUTION PAGES HEREOF UNDER THE
                          HEADING "LENDERS"

                                   as Lenders



          ------------------------------------------------------------

                                CREDIT AGREEMENT

          ------------------------------------------------------------





                       Dated for reference March 31, 2000

                               TABLE OF CONTENTS


 ARTICLE 1INTERPRETATION
      1.1  DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      1.2  COMPUTATION OF TIME PERIODS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
      1.3  ACCOUNTING TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
      1.4  INCORPORATION OF SCHEDULES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
      1.5  GENDER; SINGULAR, PLURAL, ETC.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
      1.6  USE OF CERTAIN WORDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
      1.7  SUCCESSORS, ETC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
      1.8  INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
      1.9  GENERAL PROVISIONS AS TO CERTIFICATES AND OPINIONS, ETC. . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 2THE CREDIT FACILITIES
      2.1  CREDIT FACILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
      2.4  VOLUNTARY REDUCTIONS AND PREPAYMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
      2.5  PAYMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
      2.6  COMPUTATIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      2.7  FEES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      2.8  INTEREST ON OVERDUE AMOUNTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
      2.10 ACCOUNT DEBIT AUTHORIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
      2.11 ADMINISTRATIVE AGENT'S DISCRETION ON ALLOCATION  . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
      2.12 ROLLOVER AND CONVERSION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE 3ADVANCES
      3.1  ADVANCES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
      3.2  MAKING THE ADVANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE 4BANKERS' ACCEPTANCES
      4.1  ACCEPTANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
      4.2  DRAWDOWN REQUEST.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
      4.3  FORM OF BANKERS' ACCEPTANCES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
      4.4  COMPLETION OF BANKERS' ACCEPTANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
      4.5  PROCEEDS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
      4.6  STAMPING FEE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
      4.7  PAYMENT AT MATURITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
      4.8  DELIVERY OF POWER OF ATTORNEY RESPECTING BANKERS' ACCEPTANCES.   . . . . . . . . . . . . . . . . . . .  37
      4.9  PREPAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
      4.10 DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
      4.11 OLD SYSTEM ISSUERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE 5LETTERS OF CREDIT

      5.1  LETTERS OF CREDIT COMMITMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
      5.2  NOTICE OF ISSUANCE.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
      5.3  FORM OF LETTER OF CREDIT.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
      5.4  PROCEDURE FOR ISSUANCE OF LETTERS OF CREDIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
      5.5  PAYMENT OF AMOUNTS DRAWN UNDER LETTERS OF CREDIT.  . . . . . . . . . . . . . . . . . . . . . . . . . .  40
      5.6  FEES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
      5.7  OBLIGATIONS ABSOLUTE.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
      5.8  INDEMNIFICATION; NATURE OF LENDERS' DUTIES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
      5.9  DEFAULT.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE 6CLOSING CONDITIONS
      6.1  CLOSING CONDITIONS TO INITIAL AVAILABILITY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
      6.2  GENERAL CONDITIONS FOR ACCOMMODATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
      6.3  CONVERSIONS AND ROLLOVERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
      6.4  DEEMED REPRESENTATION.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
      6.5  CONDITIONS SOLELY FOR THE BENEFIT OF THE LENDERS.  . . . . . . . . . . . . . . . . . . . . . . . . . .  46
      6.6  NO WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
      6.7  FINAL DATE FOR INITIAL ACCOMMODATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE 7REPRESENTATIONS AND WARRANTIES
      7.1  EXISTENCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
      7.2  CORPORATE AUTHORITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
      7.3  AUTHORIZATION, GOVERNMENTAL APPROVALS, ETC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
      7.4  ENFORCEABILITY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
      7.5  NO BREACH  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
      7.6  LITIGATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
      7.7  SUBSIDIARIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
      7.8  COMPLIANCE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
      7.9  NO DEFAULT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
      7.10 MATERIAL CONTRACTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
      7.11 PERMITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
      7.12 OWNERSHIP OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
      7.13 TAX RETURNS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
      7.14 FINANCIAL STATEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
      7.15 EXPROPRIATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
      7.16 MAE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
      7.17 CERTAIN FINANCIAL ASSISTANCE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
      7.18 DISCLOSURE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

ARTICLE 8SECURITY
      8.1  SECURITY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
      8.4  MATERIAL REAL PROPERTY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
      8.5  CONTINUED PERFECTION OF SECURITY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
      8.6  ESSENTIAL ASSETS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

ARTICLE 9INSURANCE
      9.1  INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
      9.2  POLICIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
      9.4  PAYMENT OF PREMIUMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

ARTICLE 10COVENANTS
      10.1     AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
      10.2     NEGATIVE COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
      10.3     ADMINISTRATIVE AGENT MAY PERFORM COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

ARTICLE 11CHANGES IN CIRCUMSTANCES
      11.1     ILLEGALITY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
      11.2     CIRCUMSTANCES REQUIRING DIFFERENT PRICING.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
      11.3     IBID   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
      11.4     INCREASED COSTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
      11.5     INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
      11.6     TAXES, COSTS, ETC.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

ARTICLE 12EVENTS OF DEFAULT
      12.1     EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
      12.2     EFFECT.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
      12.3     RIGHT OF SET-OFF   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
      12.4     CURRENCY CONVERSION AFTER ACCELERATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

ARTICLE 13THE ADMINISTRATIVE AGENT AND THE LENDERS
      13.1     AUTHORIZATION AND ACTION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
      13.2     DUTIES AND OBLIGATIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
      13.3     ADMINISTRATIVE AGENT AND AFFILIATES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
      13.4     LENDER CREDIT DECISION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
      13.5     INDEMNIFICATIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
      13.7     SUB-AGENT OR CO-AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
      13.8     ASSIGNMENT OF SECURITY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

ARTICLE 14MISCELLANEOUS
      14.1     SHARING OF PAYMENTS; RECORDS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
      14.2     AMENDMENTS, ETC.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
      14.3     NOTICES, ETC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
      14.4     NO WAIVER; REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
      14.5     EXPENSES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
      14.6     JUDGMENT CURRENCY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
      14.7     GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
      14.8     SUCCESSORS AND ASSIGNS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
      14.9     CONFLICT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
      14.10    CONFIDENTIALITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
      14.11    SEVERABILITY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82

      14.12    PRIOR UNDERSTANDINGS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
      14.13    TIME OF ESSENCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
      14.14    COUNTERPARTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83

                                   SCHEDULES

         1       Lenders and Commitments
         2       Accommodation Request
         3       Power of Attorney
         4       Subsidiaries, etc.
         5       Applicable Margins
         6       Reduction Request

THIS AGREEMENT is dated for reference March 31, 2000

AMONG:

                 MACDONALD, DETTWILER AND ASSOCIATES LTD.
                 as Borrower

                                                               OF THE FIRST PART


AND:

                 ROYAL BANK OF CANADA,
                 as Administrative Agent

                                                              OF THE SECOND PART


AND:

                 THOSE INSTITUTIONS WHOSE NAMES ARE SET FORTH ON THE EXECUTION PAGES HEREOF UNDER THE HEADING "LENDERS", as Lenders

                                                               OF THE THIRD PART


WHEREAS the Borrower has requested that the Lenders make available to it various credit facilities, and the Lenders have agreed to do so on the terms and conditions set forth herein.

NOW THEREFORE in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1 DEFINED TERMS. As used in this agreement, including the recital and the schedules, unless there is something in the subject matter or the context inconsistent therewith, the following terms shall have the following meanings:

     (1)   "ACCOMMODATION" means:

           (a) an Advance by a Lender made on the occasion of a Borrowing pursuant to an Accommodation Request (whether given or deemed to be given) or otherwise made or deemed to have been made pursuant hereto;

           (b) the creation of Bankers' Acceptances on the occasion of a Drawing pursuant to an Accommodation Request;

           (c) the issue of a Letter of Credit by a Lender on the occasion of an Issuance pursuant to an Issue Notice; and

           (d) includes an Advance and a Bankers' Acceptance resulting from a Rollover or Conversion (whether requested or deemed to have been requested hereunder) or otherwise effected pursuant hereto.

           Each type of Borrowing and each type of Issuance is a "TYPE" of Accommodation, as are Bankers' Acceptances.

     (2) "ACCOMMODATION REQUEST" means a notice of request for a Borrowing and/or a Drawing substantially in the form of schedule 2 annexed hereto, or such other form as the Administrative Agent may from time to time specify.

     (3) "ADMINISTRATIVE AGENT" means Royal Bank and any successor administrative agent appointed in accordance with Article 13.

     (4) "ADVANCE" means an advance of monies made or deemed to have been made by a Lender under a Credit Facility and includes an Advance resulting from a Conversion or Rollover (whether requested or deemed to have been requested hereunder) or otherwise effected pursuant hereto. An Advance may be denominated in US Dollars (a "US DOLLAR ADVANCE") or Cdn. Dollars (a "CANADIAN DOLLAR ADVANCE"). A Canadian Dollar Advance shall be designated a "PRIME RATE ADVANCE" and a US Dollar Advance shall be designated from time to time, as requested or deemed to have been requested by the Borrower, a "LIBOR ADVANCE" or a "BASE RATE ADVANCE". Each of a Prime Rate Advance, a LIBOR Advance and a Base Rate Advance is a "TYPE" of Advance.

     (5) "AFFILIATE" means, with respect to any person (the "FIRST PERSON"), any other person which directly or indirectly controls (or is a member of a group which directly or indirectly controls), or is under common control with, or is controlled by, the first person. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed to be an affiliate of the Borrower solely by reason of its agency role or lending relationship.

     (6) "APPLICABLE MARGIN" means, in respect of a type of Borrowing and in respect of Drawings and fees, the corresponding margin or fee (expressed as basis points (0.01 %) per annum) set forth in schedule 5 annexed hereto.

     (7) "ASSET DISPOSITION" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of property or other assets (each referred to for the purposes of this definition as a "DISPOSITION") by or on behalf of an MDA Party (including any disposition by means of a merger, consolidation or similar transaction, but for greater certainty excluding a writedown of goodwill).

     (8)   "ASSIGNEE" shall have the meaning ascribed thereto in section
           14.8(3)(b).

     (9) "BANKERS' ACCEPTANCE" means a depository bill, as defined by the Depository Bills and Notes Act (Canada) drawn by the Borrower, denominated in Canadian Dollars and accepted by a Lender as a bankers' acceptance, as evidenced by such Lender's endorsement thereof at the request of the Borrower pursuant to an Accommodation Request and includes a Bankers' Acceptance resulting from a Conversion or Rollover.

     (10)  "BASE RATE" means, at any time, the greater of:

           (a) the rate of interest per annum established and reported by Royal Bank from time to time as the reference rate of interest it charges to customers for US Dollar loans made by it in Canada; and

           (b) the sum of (i) the Federal Funds Effective Rate multiplied by 365 (or 366) and divided by 360, plus (ii) 50 basis points per annum;

           as to which a certificate of the Administrative Agent, absent manifest error, shall be conclusive evidence from time to time.
           With each quoted or published change in such rate aforesaid of Royal Bank there shall be a corresponding change in the rate of interest payable under this agreement, should such changed rate exceed that set forth in paragraph (b) of this definition, all without the necessity of any notice thereof to the Borrower or any other person.

     (11) "BENEFICIARY" means, in respect of any Letter of Credit, the beneficiary specified therein.

     (12) "BILATERAL L/C"means a letter of credit or letter of guarantee issued by a Lender at the request and upon the indemnity of the Borrower or a subsidiary otherwise than under this agreement and only after the Borrower has consulted with the

           Administrative Agent about the feasibility of issuing such letter of credit or letter of guarantee under one of the Credit Facilities, together with all indemnities, applications and reimbursement agreements in connection therewith.

     (13)  "BORROWER" means MacDonald, Dettwiler and Associates Ltd.

     (14) "BORROWER ACCOUNT" means such account of the Borrower with Royal Bank in Vancouver as shall from time to time be agreed by the Borrower and the Administrative Agent.

     (15) "BORROWING" means a borrowing consisting of the making of one or more Advances. Prime Rate Advances, LIBOR Advances and Base Rate Advances are each a "TYPE" of Borrowing.

     (16)  "BUSINESS DAY" means:

           (a) in respect of Base Rate Advances and payments in connection therewith, a day (other than Saturday or Sunday) on which banks are open for business in New York City, Toronto and Vancouver;

           (b) in respect of LIBOR Advances and payments in connection therewith, a day (other than Saturday or Sunday) which is a day for trading by and between banks in US Dollar deposits in the London Eurodollar interbank market and which is also a day on which banks are open for business in New York City, Vancouver and Toronto; and

           (c) for all other purposes of this agreement, a day (other than Saturday or Sunday) on which banks are open for business in Vancouver and Toronto.

     (17) "CANADIAN DOLLARS", "CDN. DOLLARS", "CDN. $" and "$" each mean lawful money of Canada.

     (18) "CDN. GAAP" means, in relation to any person at any time, accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants as in effect on the date hereof, applied on a basis consistent with the most recent audited financial statements of such person and its consolidated subsidiaries (except for changes approved by the auditors of such person).

     (19) "CDOR RATE" means, on any day, the annual rate of interest determined by the Administrative Agent which is equal to the average of the yield rates per annum (calculated on the basis of a year of 365 days) applicable to Canadian Dollar bankers' acceptances having, where applicable, identical issue and comparable maturity dates as the Bankers' Acceptances proposed to be issued by the Borrower displayed and identified as such on the "CDOR Page" (or any display substituted therefor) of Reuters Monitor Money Rates Service at approximately 10:00 a.m. (Toronto time) on that day or, if that day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. (Toronto time) to reflect any error in a posted rate of interest or in the posted average annual rate of interest); provided, however, if those rates do not appear on that CDOR Page, then the CDOR Rate shall be the discount rate (expressed as a rate per annum on the basis of a year of 365 day) applicable to those Canadian Dollar bankers' acceptances in a comparable amount to the Bankers' Acceptance proposed to be issued by the Borrower quoted by the Administrative Agent as of 10:00 a.m. (Toronto time) on that day, or if that day is not a Business Day, then on the immediately preceding Business Day. Each determination of the CDOR Rate shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

     (20) "CLOSING DATE" means the date upon which the initial Accommodation shall be available hereunder following satisfaction of all conditions herein set forth.

     (21) "COLLATERAL" means the present and future assets and properties of the MDA Parties from time to time subject to, or intended by the terms of the Security to be subject to, the Liens of the Security.

     (22) "COMMITMENT" means, for a Lender, the amount set forth opposite such Lender's name under the heading "Commitment" on schedule 1 annexed hereto, to the extent not permanently reduced, cancelled or terminated pursuant to this agreement, and which Commitment shall be allocated among the Credit Facilities pro rata on the basis of the maximum amounts of the Credit Facilities set forth in section 2.1(1).

     (23) "CONSOLIDATED DEBT" means, at the end of a Financial Quarter and as determined in accordance with Cdn. GAAP on a consolidated basis (but excluding all Non-Recourse Subsidiaries and Special Subsidiaries) for the Borrower, all Debt but specifically excluding: (a) any Debt to the extent guaranteed by EDC, EFIC, or secured by cash or equivalent; (b) until such time as the conditions precedent to draw thereunder have been satisfied, the non-EDC-Insured portion of the letter of credit dated April 7, 1999 issued by Royal Bank in favour of CSA in the initial Face Amount of $15,605,985.36 and having a maximum possible Face Amount of $50 million; and (c) Subordinated Debt.

     (24) "CONTROL" of a person (including, with correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event and without limitation, any person or group of persons acting together which owns directly or indirectly more than 50% of the securities having ordinary voting power for the election of directors or other governing body of a corporation or more than 50% of the partnership or other ownership interests of any other person will be deemed to control such corporation or other person.

     (25) "CONVERSION" means, in respect of any Bankers' Acceptance or type of Advance, the conversion of the currency and/or method for calculating interest or fees thereon from one currency and/or method to another, and includes a conversion to a Bankers' Acceptance from a type of Advance and vice-versa.

     (26) "CREDIT FACILITIES" means the RTC Facility, the LC Facility and the Term Facility, and each of such facilities is a "CREDIT FACILITY".

     (27) "CREDIT FACILITY DOCUMENTS" means this agreement, the Security, Bankers' Acceptances and all other documents necessary to implement the financing comprised in the Credit Facilities.

     (28)  "CSA" means the Canadian Space Agency.

     (29) "DEBENTURE" means a demand debenture made by an MDA Party in favour of the Administrative Agent granting a first-priority (subject only to Permitted Encumbrances) mortgage and charge over all real property interests of such MDA Party and, where such MDA Party would otherwise also have granted a GSA, the security interests to be granted in a GSA.

     (30) "DEBT" of any person means (without duplication, all as calculated in accordance with Cdn. GAAP, and whether with or without recourse):

           (a) all indebtedness of such person for borrowed money, including obligations with respect to bankers' acceptances and IRRMs;

           (b) all indebtedness of such person for contingent reimbursement obligations with respect to IRRMs, letters of credit and letters of guarantee;

           (c) all indebtedness of such person for the deferred purchase price of property or services, other than (i) trade indebtedness on commercially reasonable terms accounted for as accounts payable or deferred revenue, and (ii) commercially reasonable payment terms intended to reflect the commercial interests of contracting parties as opposed to the granting of credit, each as incurred in the ordinary course of business, net of prepayments for the foregoing;

           (d) all indebtedness created or arising under any Purchase Money Mortgages (even though the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of the purchased property);

           (e) all obligations under Financial Leases in respect of which such person is liable as lessee;

           (f) (unless such person is a direct or indirect wholly-owned subsidiary of the Borrower) the amount for which any shares in the capital of any such person that is a corporation may be redeemed if the holders of such shares are entitled at such time to require such person to redeem such shares, or if such person is otherwise obligated at such time to redeem such shares, in each case whether on notice or otherwise; and

           (g) the maximum amount which may be outstanding at any time of all Debt of the kinds referred to in (a) through (f) which is directly or indirectly guaranteed by such person or which such person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which such person has otherwise assured a creditor against loss by means of an indemnity, security or bond (whether or not such person has assumed or become liable for the payment of such Debt);

           provided that, for the purpose of calculating Consolidated Debt, non-recourse Debt shall be the lesser of (i) the fair market value of all property subject to a Lien securing such non-recourse Debt (as demonstrated to the Lenders' reasonable satisfaction), and (ii) the amount of the obligations comprising such non-recourse Debt.

     (31) "DEFAULT" means an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

     (32) "DESIGNATED SUBSIDIARY" means each of Access BC Information Services Ltd., MacDonald Dettwiler Space and Advanced Robotics Ltd., MacDonald Dettwiler Information Services Ltd. and Radarsat International Inc. and each other wholly-owned subsidiary of the Borrower that may from time to time be designated as a Designated Subsidiary in accordance with section 8.2.

     (33) "DISCOUNT PROCEEDS" means, in respect of Bankers' Acceptances to be purchased by a Lender, the difference between (i) the result (rounded to the nearest whole cent, with one-half of one cent being rounded up) obtained by multiplying the aggregate Face Amount of such Bankers' Acceptances by a price (rounded up or down to the fifth decimal place, with .000005 being rounded-up) determined by dividing 1 by the sum of one plus the product of (x) the applicable Discount Rate multiplied by (y) a fraction, the numerator of which is the number of days in the term of maturity of such Bankers' Acceptances and the denominator of which is 365; and (ii) the applicable fees to be paid to such Lender under section 4.6.

     (34)  "DISCOUNT RATE" means:

           (a) with respect to an issue of Bankers' Acceptances accepted by a Lender that is a bank under Schedule I of the Bank Act (Canada), the CDOR Rate; and

           (b) with respect to an issue of Bankers' Acceptances accepted by a Lender that is a bank under Schedule II to the Bank Act (Canada), the lesser of:

               (i) the rate set out in clause (a) above plus one-tenth of one (1/10%) percent; and

               (ii) the annual rate, expressed as a percentage, determined by the Administrative Agent as the average discount rate for bankers' acceptances having a comparable face value and a comparable issue and maturity date to the face value and issue and maturity date of that issue of Bankers' Acceptances calculated on the basis of a year of 365 days, accepted by the Reference Lenders at or about 10:00 a.m. (Toronto time) on the date of issue of those Bankers' Acceptances.

     (35) "DRAWING" means the creation or making of one or more Bankers' Acceptances pursuant to an Accommodation Request.

     (36) "DRAWING DATE" means any Business Day fixed in accordance with the provisions of this agreement for a Drawing.

     (37) "EBITDA" means, for the Borrower on a consolidated basis (but excluding all Non-Recourse Subsidiaries and Special Subsidiaries and all extraordinary items) in respect of any period and as determined in accordance with Cdn. GAAP, the sum (without duplication) of (a) net income for such period and each of the following to the extent deducted in determining net income: (b) income taxes, (c) Interest Expense, (d) amortization and depreciation, (e) one-time soft costs incurred as acquisition-related start up costs and internally-generated infrastructure development costs for new start-up businesses (to a maximum for all such soft costs and development costs of $5 million per Financial Year), and (f) cash dividends received from Non-Recourse Subsidiaries and Special Subsidiaries; provided that, in respect of an acquisition, EBITDA shall include the foregoing amounts for such period for the person being acquired, if applicable, calculated on the same basis, in each case adjusted for acquisitions or dispositions in such period.

     (38)  "EDC" means the Export Development Corporation.

     (39) "EDC-INSURED" means, when used in reference to a Letter of Credit, that the issuer of such Letter of Credit has been insured against loss under a performance security guarantee given by EDC.

     (40)  "EFIC" means Export Finance Insurance Corporation.
     (41) "ENVIRONMENTAL LAWS" means all applicable Laws, Permits and guidelines or requirements of any Official Body (whether or not having the force of Law, and including consent decrees to which an MDA Party is a party or otherwise subject, and administrative orders which may affect an MDA Party) relating to public health and safety, protection of the environment, the Release of Hazardous Materials and occupational health and safety.

     (42) "EQUITY" means the shareholders' equity of the Borrower determined on a consolidated basis, less (a) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date hereof in the book value of any asset owned by the Borrower or a consolidated subsidiary, and (b) the portion of such consolidated shareholders' equity attributable to any interest or investment in or Debt owed to it by Non-Recourse Subsidiaries or Special Subsidiaries.

     (43) "EQUIVALENT AMOUNT" means, on a particular date in respect of an amount expressed in US Dollars, the equivalent amount in Cdn. Dollars determined by reference to the Bank of Canada noon rate at which Cdn. Dollars may be exchanged into US Dollars as published on the Reuters Screen page BOFC. In the event that such rate does not appear on such Reuters page, such rate shall be ascertained by reference to any other means (as selected by the Administrative Agent) by which such rate is quoted or published from time to time by the Bank of Canada; provided that, if at the time of any such determination, for any reason, no such exchange rate is being quoted or published, the Administrative Agent may use such reasonable method as it considers appropriate to ascertain such rate, and the resulting determination shall be conclusive absent manifest error.

     (44)  "EVENT OF DEFAULT" means any of the events specified in section
           12.1.

     (45) "FACE AMOUNT" means, in respect of a Bankers' Acceptance, the amount payable to the holder thereof on its maturity and, in respect of a Letter of Credit, the maximum amount that may from time to time be payable to the Beneficiary thereof, and where used in a context referring to more than one Bankers' Acceptance and/or Letter of Credit means the aggregate of the Face Amounts thereof.

     (46) "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, an interest rate per annum equal to the weighted average (rounded upwards if necessary to the next

           1/100 of 1%) of the rates on overnight Federal funds transactions with members of the United States Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards if necessary to the next 1/100 of 1%) of the quotations at approximately 11:00 a.m. (New York time) for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.
     (47)  "FINAL MATURITY DATE" means:

           (a) in respect of the RTC Facility, the second anniversary of the last day of the Revolving Period;

           (b) in respect of the LC Facility, the earlier to occur of (i) August 31, 2001, and (ii) "SATELLITE ACCEPTANCE" (as defined in the Radarsat Contract); and

           (c) in respect of the Term Facility, March 31, 2005.

     (48) "FINANCIAL LEASE" means at any time any lease of property, real or personal, moveable or immoveable (whether or not such lease is intended as security), in respect of which the present value of the minimum rental commitment would, in accordance with Cdn. GAAP, be capitalized on a balance sheet of the lessee.

     (49) "FINANCIAL QUARTER" means a period of three consecutive months ending on March 31, June 30, September 30 or December 31, as the case may be.

     (50) "FINANCIAL YEAR" means a financial year commencing on January 1 of each calendar year and ending on December 31 of such year.

     (51)  "FRONTING LENDER" means Royal Bank acting through its Lending
           Branch.

     (52) "GSA" means a general security agreement made by an MDA Party in favour of the Administrative Agent granting to the Administrative Agent a first priority (subject only to Permitted Encumbrances) security interest over all of its existing and after-acquired personal property of every nature and kind whatsoever.

     (53) "GUARANTEE" means an unconditional and irrevocable guarantee of the Obligations made by a Designated Subsidiary in favour of the Administrative Agent.

     (54)  "HAZARDOUS MATERIALS" means:

           (a) any oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, contaminates, materials or pollutants which:

               (i) pose a hazard to any real property, or to persons on or about any real property; or

               (ii)   cause any real property to be in violation of any Law;

           (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of limits prescribed by Law, or radon gas;
           (c) any chemical, material or substance defined as or included in the definition of "dangerous goods", "deleterious substance", "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous waste", "special waste" or "toxic substances", "waste" or words of similar import under any Law, including the Canadian Environmental Protection Act (Canada), Fisheries Act (Canada), Transportation of Dangerous Goods Act (Canada), Canada Water Act and the Waste Management Act (British Columbia); and

           (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Official Body or which may or could pose a hazard to the occupants of any real property or the owners or occupants of property adjacent to or surrounding any real property, or any other person coming upon any real property or adjacent or surrounding property.

     (55) "INCREASED COSTS" means any amounts payable by the Borrower to the Administrative Agent or a Lender under any of sections 3.2(3), 5.8 and 10.1(12), Article 11 and section 14.5.

     (56) "INTEREST EXPENSE" means, without duplication, in respect of any period and as determined on a consolidated basis (but excluding all Non-Recourse Subsidiaries and Special Subsidiaries) for the Borrower in accordance with Cdn. GAAP, the sum of (a) capitalized interest incurred during such period on Debt, (b) the aggregate cost of obtaining short-term and long-term advances of credit, reported as interest expense on the income statement of the Borrower for such period, including accrued and unpaid interest charges, the interest component of Financial Leases, and discounts and fees payable in respect of bankers acceptances and letters of credit, and (c) payments made or required to be made during such period on account of the interest component (or portion thereof reasonably attributable to interest or other compensation for the extension of credit) of any payment under a synthetic lease, lease and leaseback, sale and leaseback or similar transaction, less (d) interest income, and (e) any interest on Subordinated Debt that is paid or satisfied by the issue of equity securities or from the proceeds of further Subordinated Debt.

     (57) "INTEREST PERIOD" means, for each LIBOR Advance, a period commencing:

               (a) in the case of the initial Interest Period for such Advance, on the date of such Advance; and

               (b) in the case of any subsequent Interest Period for such Advance in accordance with a Rollover, on the last day of the immediately preceding Interest Period;

           and ending in either case on the last day of such period as shall be selected by the Borrower pursuant to the provisions below.

           If another type of Borrowing or a Drawing is converted to a LIBOR Advance, the initial Interest Period for such LIBOR Advance shall commence on the date of such Conversion. The duration of each Interest Period for a LIBOR Advance shall be one, two, three or six months (subject to availability), as the Borrower may select in the applicable Accommodation Request, or such other period to which the Lenders may agree. No Interest Period may be selected which would end on a day after the Final Maturity Date for a Credit Facility or, in the opinion of the Administrative Agent, conflict with any repayment stipulated herein. Whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

     (58) "IRRM" means any interest rate or foreign exchange risk management agreement or product, including:

               (a)    interest rate or currency exchange or swap agreements;

               (b)    futures contracts;

               (c)    forward exchange, purchase or sale agreements; and

               (d) any other agreements to fix or hedge interest rates or foreign exchange rates.

     (59) "ISSUANCE" means the issuance of one or more Letters of Credit made pursuant to an Issue Notice.

     (60) "ISSUE DATE" means any Business Day fixed in accordance with the provisions of this agreement for an Issuance.

     (61) "ISSUE NOTICE" means a notice of request for an Issuance in the form of the Lenders' respective customary letter of credit application, as defined in section 5.2(1).

     (62) "LAW" means any law (including common law and the laws of equity), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

     (63) "LC FACILITY" means the non-revolving Credit Facility to be made available to the Borrower by the Lenders by way of Letters of Credit.

     (64) "LENDERS" means those financial institutions whose names are set forth on the execution pages hereof under the heading "Lenders", and their respective successors and assigns.

     (65) "LENDERS' COUNSEL" means Messrs. Fasken Martineau DuMoulin LLP (Vancouver) or such other law firm or firms as may from time to time be chosen by the Lenders to act on their behalf in connection with the Credit Facilities and approved by the Borrower (such approval not to be unreasonably withheld).

     (66) "LENDING BRANCH" means, in respect of a particular Lender, the branch whose address is set forth in schedule 1 annexed hereto, or such other branch as such Lender may designate from time to time by notice given to the Administrative Agent and the Borrower.

     (67) "LETTER OF CREDIT" means a standby letter of credit or a letter of guarantee for a specified amount in Canadian Dollars or US Dollars issued by a Lender at the request and upon the indemnity of the Borrower pursuant to Article 5. Letters of Credit for specified amounts in Canadian Dollars and Letters of Credit for specified amounts in US Dollars are each a "TYPE" of Letter of Credit.

     (68)  "LIBOR", with respect to any Interest Period, means:

               (a) the rate of interest (expressed as an annual rate) determined by the Administrative Agent to be the arithmetic mean (rounded up to the nearest 1/16%) of the offered rates for deposits in US Dollars for a period equal to the particular Interest Period, which rates appear on (A) the Reuters screen LIBOR 01 page, or (B) if such Reuters screen LIBOR 01 page is not readily available to the Administrative Agent, Page 3750 of the Telerate screen, in either case as of 11:00 a.m. London time on the second Business Day before the first day of that Interest Period;

               (b) if neither the Reuters screen LIBOR 01 page nor Page 3750 of Telerate is readily available to the Administrative Agent for any reason, the rate of interest (rounded up to the nearest 1/16%) at which Royal Bank would be prepared to offer leading banks in the London interbank market a deposit in US Dollars for a term coextensive with that Interest Period in an amount substantially equal to the relevant LIBOR Advance at or about 10:00 a.m. (Toronto time) on the second Business Day before the first day of such Interest Period.

     (69) "LIEN" means any mortgage, pledge, lien, hypothecation, security interest or other encumbrance or charge (whether fixed, floating or otherwise) or title retention, any right of set-off (arising otherwise than by operation of Law) and any deposit of moneys under any agreement or arrangement whereby such moneys may be withdrawn only upon fulfilment of any condition as to the discharge of any other indebtedness or other obligation to any creditor, or any right of or arrangement of any kind with any creditor to have its claims satisfied prior to other creditors with or from the proceeds of any properties, assets or revenues of any kind now owned or later acquired.

     (70) "MAE" means (a) any material adverse change in the assets, properties, operations or condition, financial or otherwise, of the MDA Parties taken as a whole; (b) any material impairment or reduction in the ability (financial or otherwise) of an MDA Party to fulfil any covenant or obligation of such MDA Party to the Lenders; or (c) any material impairment of the remedies of the secured parties under the Security.

     (71) "MAJORITY LENDERS" means, at any time, Lenders whose respective individual Commitments aggregate at least 66-2/3% of the total Commitments of all Lenders under all Credit Facilities at such time.

     (72) "MDA PARTY" means any of the Borrower and a Designated Subsidiary, and "MDA PARTIES" means, collectively, the Borrower and all Designated Subsidiaries.

     (73)  "NON-RECOURSE DEBT" means Debt or that portion thereof:

               (a) as to which no MDA Party (i) provides credit support or financial assistance of any nature whatsoever (including without limitation any undertaking, agreement or instrument which would constitute Debt), or (ii) is liable (directly or indirectly, contingently or otherwise); and

               (b) default with respect to which (including without limitation any rights which the holders thereof may have to take enforcement action) would not permit (upon notice, lapse of time or both) any holder of any other Debt of any MDA Party to declare a default on such other Debt or cause a payment thereof to be accelerated or payable prior to its stated maturity.

     (74) "NON-RECOURSE SUBSIDIARY" means a subsidiary of the Borrower which does not own any properties or assets other than those acquired after the Closing Date, and which does not have outstanding any Debt other than Non-Recourse Debt and Debt to an MDA Party as permitted hereunder.

     (75) "NON-REVOLVING PERIOD" means, with respect to the RTC Facility, the period commencing on the first day immediately following the last day of the Revolving Period and ending on the second anniversary of such last day.

     (76)  "NOTICE" means an Accommodation Request or an Issue Notice.

     (77) "OBLIGATIONS" means, at any time the amount (calculated and expressed in Cdn. Dollars, with each US Dollar obligation converted for purposes of such calculation into the Equivalent Amount in Cdn. Dollars) equal to the sum of:

               (a)    the Principal Outstanding under the Credit Facilities;

               (b) all accrued and unpaid interest thereon and all interest on accrued and unpaid interest; and

               (c) all accrued and unpaid fees, expenses, costs, indemnities, Increased Costs and other amounts payable to the Lenders or the Administrative Agent.

     (78) "OFFICIAL BODY" means any government (including any federal, provincial, state, territorial, municipal or local government) or political subdivision or any agency, authority, bureau, regulatory or administrative authority, central bank, monetary authority, commission, department or instrumentality thereof, or any court, tribunal, judicial entity, or arbitrator, whether foreign or domestic.

     (79) "PARTICIPANT" shall have the meaning ascribed thereto in section 14.8(3)(a).

     (80)  "PAYMENT ACCOUNT" means:

               (a)    for U.S. Dollars - Chase Manhattan Bank, New York, Swift
                      Address: ROYCCAT2, account number 00002-408-919-9, RBC Loan Syndications, Toronto, Ontario; or

               (b)    for Cdn. Dollars - Royal Bank of Canada, Toronto, Swift
                      Address: ROYCCAT2, account number 00002-266-760-8, RBC Loan Syndications, Toronto, Ontario;

           in each case Reference: "MDA", or such other places or accounts as may be agreed by the Administrative Agent and the Borrower from time to time and notified to the Lenders.

     (81) "PERMIT" means any permit, licence, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, authorization, franchise, privilege, grant, waiver, exemption and other similar concession or by-law, rule or regulation (whether or not having the force of Law) of, by or from any Official Body.

     (82) "PERMITTED ENCUMBRANCES" means, in respect of any person at any time, any one or more of the following:

               (a) Liens for taxes, assessments or government charges or levies not at the time due and delinquent or the validity of which is being contested at the time by such person in good faith by proper legal proceedings, and in respect of which contested Liens the Lenders are of the opinion that such Liens would not have an MAE;

               (b) the Lien of any judgment rendered or claim filed against such person which such person shall be contesting in good faith by proper legal proceedings, and in respect of which the Lenders are of the opinion that such Lien would not have an MAE;

               (c) Liens or privileges imposed by Law such as carriers, warehousemen's, mechanics and materialmen's Liens and privileges arising in the ordinary course of business not at the time due or delinquent or which are being contested at the time by such person in good faith by proper legal proceedings, and in respect of which contested Liens or privileges the Lenders are of the opinion that such Liens or privileges would not have an MAE;

               (d) undetermined or inchoate Liens incidental to current operations which have not at such time been filed;

               (e) restrictions, easements, rights-of-way, servitudes or other similar rights in land or immoveable property (including rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved by other persons which in the aggregate do not materially impair the usefulness, in the operation of the business of such person, of the property subject to such restrictions, easements, rights-of-way, servitudes or other similar rights;

               (f) the right reserved to or vested in any Official Body, by the terms of any Permit acquired by such person or by any Law, to terminate any such Permit or to require annual or other payments as a condition to the continuance thereof;

               (g) the encumbrance resulting from the deposit of cash or securities in connection with any of the Liens referred to in paragraphs (a), (b) or (c) of this definition pending a final determination as to the existence or amount of any obligation referred to therein, or in connection with contracts, tenders, leases or expropriation proceedings, or to secure workmen's compensation, surety or appeal bonds, costs of litigation when required by Law and public and statutory obligations, and any right or refund, set-off or charge-back available to any bank or the financial institution;

               (h) security given to a public utility or any other Official Body when required by such utility or other Official Body in connection with the operations of such person in the ordinary course of its business;

               (i) the reservations, limitations, provisos and conditions, if any, expressed in any grants from the Crown or any similar authority;

               (j) title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the property for the purposes for which it is held by such person;

               (k) Financial Leases and Purchase Money Mortgages securing or evidencing obligations not in excess of $10 million (or the equivalent amount in other currencies) in the aggregate at any time;

               (l) cash collateral granted by the Borrower to ABN AMRO Bank Canada up to $1.75 million to secure a letter of credit issued by ABN AMRO Bank Canada;

               (m) Liens granted in the ordinary course of business on commercially reasonable terms as part of Permits or arrangements under material contracts to secure the return of assets, on terms and conditions satisfactory to the Lenders, acting reasonably, and including without limitation the Liens granted by Access BC Information Services Ltd. to Her Majesty the Queen in Right of the Province of British Columbia under the security agreement dated for reference April 8, 1999;

               (n)    the Liens of the Security;

               (o) Liens on property or shares of a person at the time that such person becomes a Designated Subsidiary; provided, however, that the Lien may not extend to any other property or assets owned by such Designated Subsidiary; provided, further, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, or to provide credit support in connection with, such person becoming a Designated Subsidiary; and

               (p) Liens on property or assets at the time an MDA Party acquires the property or assets, including any acquisition by means of an amalgamation, merger or consolidation with or into an MDA Party; provided, however, that the Lien may not extend to any other property or assets owned by such MDA Party; provided, further, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, or to provide credit support in connection with, such acquisition.

     (83) "PERSON" includes an individual, partnership, body corporate, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture and other entity and any Official Body.

     (84) "POWER OF ATTORNEY" means a power of attorney substantially in the form of schedule 3 annexed hereto.

     (85)  "PRIME RATE"  means, at any time, the greater of:

               (a) the rate of interest per annum established and reported by Royal Bank from time to time as the reference rate of interest it charges to customers for Canadian Dollar loans made by it in Canada; and

               (b)    the sum of:

                      (i) the average 30 day bankers' acceptance rate as quoted on Reuters Service page CDOR as at 10:00 a.m. (Toronto time) on such day, expressed as a rate per annum; plus

                      (ii) 100 basis points;

           as to which a certificate of the Administrative Agent, absent manifest error, shall be conclusive evidence from time to time.
           With each quoted or published change in such rate aforesaid of Royal Bank there shall be a corresponding change in any rate of interest payable under this agreement based on the Prime Rate should such changed rate exceed that set forth in paragraph (b) of this definition, all without the necessity of any notice thereof to the Borrower or any other person.

     (86) "PRINCIPAL OUTSTANDING" means, at any time, the amount (calculated and expressed in Cdn. Dollars, with each US Dollar obligation converted for purposes of such calculation into the Equivalent Amount in Cdn. Dollars) equal to:

               (a) when used in a context pertaining to Accommodations made by a single Lender under any one or more of the Credit Facilities, the sum of:

                      (i) the aggregate principal amount of all Advances then outstanding made by such Lender under such Credit Facility or Credit Facilities (including such Lender's portion of Swingline Advances made under section 2.1(6)); and

                      (ii) the Face Amount of all Accommodations then
                           outstanding made by such Lender under such Credit Facility or Credit Facilities by way of Bankers' Acceptances (whether or not held by such Lender) and Letters of Credit (including such Lender's pro rata interest in Letters of Credit issued by the Fronting Lender); and

               (b) when used elsewhere in this agreement with reference to any one or more of the Credit Facilities, the sum of:

                      (i) the aggregate principal amount of all Advances then outstanding made by the Lenders under such Credit Facility or Credit Facilities; and

                      (ii) the Face Amount of all Accommodations then
                           outstanding made by the Lenders under such Credit Facility or Credit Facilities by way of Bankers' Acceptances (whether or not held by the respective Lenders) and Letters of Credit.

     (87) "PURCHASE MONEY MORTGAGE" means any Lien given (whether or not to the transferor), assumed or arising by operation of Law to provide or secure or to provide the obligor with funds to pay the whole or any part of the consideration for the acquisition or costs of construction of property where:

               (a) the principal amount of such Lien is not in excess of the cost to the obligor of the property encumbered thereby;

               (b) such Lien was created prior to, at the time of or within 120 days after the acquisition, completion of construction or commencement of full operation of such property; and

               (c) such Lien is secured only by the property being acquired by the obligor;

           and includes the renewal, extension or refinancing of any such Lien and of the indebtedness represented thereby upon the same property provided that the indebtedness secured thereby and the security therefor are not increased thereby.

     (88) "RADARSAT CONTRACT" means the agreement dated December, 1998 entitled "RADARSAT-2 MASTER AGREEMENT" between the Borrower and CSA.

     (89) "RECEIVER" includes a receiver, receiver/manager and receiver and manager.

     (90) "REFERENCE LENDERS" means such Lenders as shall be designated for such purpose by the Borrower and the Administrative Agent.

     (91) "RELEASE" includes releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, or permitting any of the foregoing to occur.

     (92) "REVOLVING PERIOD" means, with respect to the RTC Facility, the period commencing on and including the Closing Date and ending on and including the day that is 364 days after the Closing Date, subject to extension in accordance with section 2.1(7).

     (93) "ROLLOVER" means, in respect of a LIBOR Advance, the continuation thereof or any portion thereof for a succeeding Interest Period and, in respect of a Bankers' Acceptance, the issuance of a further Drawing on any day in a Face Amount not exceeding the Face Amount of such Bankers' Acceptance, the proceeds of which are used to pay (directly or indirectly) such Bankers' Acceptance.

     (94)  "ROYAL BANK" means Royal Bank of Canada, a Canadian chartered bank.
     (95) "RTC FACILITY" means the revolving (during the Revolving Period) and non-revolving (during the Non-Revolving Period) Credit Facility to be made available to the Borrower by the Lenders by way of Advances, Bankers' Acceptances and Letters of Credit.

     (96) "SECURITY" means all items of security given to the Administrative Agent or any of the Lenders at any time and from time to time to secure the obligations of any MDA Party hereunder or under any other Credit Facility Document to which it is a party, including the security set forth in Article 8.

     (97) "SENIOR OFFICER" means, in respect of a corporation, the president or chief executive officer, the chief financial officer, the chief legal officer, an executive vice-president, the director of finance, the comtroller, the secretary, the treasurer or such other officer as the Administrative Agent may agree to.

     (98) "SPECIAL SUBSIDIARY" means a subsidiary of the Borrower that is neither a Non-Recourse Subsidiary nor a wholly-owned subsidiary.

     (99) "SUBORDINATED DEBT" means Debt which is provided to an MDA Party and is junior in right of payment of principal to the Obligations and the security for which is subordinated to the Lien of the Security, all in accordance with a subordination agreement on terms and conditions satisfactory to the Lenders, acting reasonably; for greater certainty, such subordination agreement shall contain restrictions on the ability of the subordinated creditor to accelerate the subordinated obligations (save as may be necessary to preserve or prove claims in bankruptcy or insolvency proceedings), to initiate bankruptcy or insolvency proceedings and to enforce security.

     (100) "SUBSIDIARY" means, at any time in respect of a person, any corporation or other entity controlled at such time directly or indirectly by such person, and includes for greater certainty successive subsidiaries of such subsidiary.

     (101)  "SWINGLINE ADVANCE" has the meaning set forth in section 2.1(6).

     (102) "TAKING" means the expropriation, condemnation or taking by eminent domain or similar authority, or by any proceeding or purchase in lieu or anticipation thereof, of any of the Collateral or any right, title or interest therein by any Official Body.

     (103) "TAXES" means all taxes, levies, imposts, stamp taxes, duties, fees, deductions, withholdings, charges, compulsory loans or restrictions or conditions resulting in a charge which are imposed, levied, collected, withheld or assessed by any country or political subdivision or taxing authority thereof as of the date hereof or at any time in the future together with interest thereon and penalties with respect thereto, if any, and any payments of principal, interest, charges, fees or other amounts made on or in respect thereof (but excluding any taxes, franchise taxes, levies, imposts or charge imposed, levied or assessed in respect of or applied on the overall net income of any Lender, net earnings of any Lender, net profits of any Lender or capital or place of business of any Lender or on goods and services purchased by any Lender and any penalties and payments of principal, interest, charges, fees or other amounts made on or in respect thereof, and excluding non-resident withholding taxes), and "TAX" and "TAXATION" shall be construed accordingly.

     (104) "TERM FACILITY" means the non-revolving Credit Facility to be made available to the Borrower by the Lenders by way of Advances and Bankers' Acceptances.

     (105) "THIS AGREEMENT", "HEREIN", "HEREOF", "HERETO" and "HEREUNDER" and similar expressions mean and refer to this agreement as supplemented or amended and not to any particular Article, section, paragraph, schedule or other portion hereof; and the expressions "ARTICLE", "SECTION", "PARAGRAPH" and "SCHEDULE" followed by a number or letter mean and refer to the specified Article, section, paragraph or schedule of this agreement.

     (106) "US DOLLARS, "UNITED STATES DOLLARS" AND "US$" each mean lawful money of the United States of America in same day immediately available funds or, if such funds are not available, the form of money of the United States of America that is customarily used in the settlement of international banking transactions on the day payment is due hereunder.

     (107)  "WHOLLY-OWNED SUBSIDIARY"means a subsidiary of the Borrower owned
            (a) as to 100% directly or indirectly by the Borrower, or (b) as to at least 85% directly or indirectly by the Borrower and as to no more than 15% by directors, officers or employees of the Borrower or its subsidiaries.

     1.2    COMPUTATION OF TIME PERIODS.

            (1) Inclusion Rules.  In this agreement, in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "FROM" means "FROM AND INCLUDING" and the words "TO" and "UNTIL" each mean "TO BUT EXCLUDING".

            (2) Ibid.  Where in this agreement a notice must be given a number of days prior to a specified action, the day on which such notice is given shall be included and the day of the specified action shall be excluded.

     1.3 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed, and resulting calculations and determinations made, in accordance with Cdn. GAAP.

     1.4 INCORPORATION OF SCHEDULES. Schedules 1 to 6 annexed hereto shall, for all purposes hereof, form an integral part of this agreement.

     1.5 GENDER; SINGULAR, PLURAL, ETC. As used herein, each gender shall include all genders, and the singular shall include the plural and the plural the singular, as the context shall require.
     1.6 USE OF CERTAIN WORDS. The words "including" and "includes", when either follows any general term or statement, is not to be construed as limiting the general term or statement to the specific terms or matters set forth immediately following such word or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement.

     1.7    SUCCESSORS, ETC.  In this agreement:

            (1) reference to any body corporate shall include successors thereto, whether by way of amalgamation or otherwise; provided that transfers and assignments by the Borrower and corporate and other reorganizations shall nonetheless be undertaken only in accordance with any restrictions imposed by the terms hereof;

            (2) references to any statute, enactment or legislation or to any section or provision thereof include a reference to any order, ordinance, regulation, rule or by-law or proclamation made under or pursuant to that statute, enactment or legislation and all amendments, modifications, consolidations, re-enactments or replacements thereof or substitutions therefor from time to time; and

            (3) reference to any agreement, instrument, Permit or other document shall include reference to such agreement, instrument, Permit or other document as the same may from time to time be amended, supplemented, replaced or restated.

     1.8 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. The division of this agreement into Articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

     1.9 GENERAL PROVISIONS AS TO CERTIFICATES AND OPINIONS, ETC. Whenever the delivery of a certificate is a condition precedent to the taking of any action by the Administrative Agent or any Lender hereunder, the truth and accuracy of the facts and the diligent and good faith determination of the opinions stated in such certificate shall in each case be conditions precedent to the right of the Borrower to have such action taken, and any certificate executed by the Borrower shall be deemed to represent and warrant that the facts stated in such certificate are true and accurate.

                                   ARTICLE 2
                             THE CREDIT FACILITIES

     2.1    CREDIT FACILITIES.

            (1) Commitment.  The Credit Facilities to be made available, subject to the terms and conditions of this agreement, are as follows:

                (a) the RTC Facility, to be made available to the Borrower by the Lenders on a revolving basis during the Revolving Period and on a non-revolving basis during the Non-Revolving Period, in the principal amount of up to but not exceeding $110 million (or the Equivalent Amount in US Dollars);

                (b) the LC Facility, to be made available to the Borrower by the Lenders on a non-revolving basis in the aggregate Face Amount of up to but not exceeding $50 million; and

                (c) the Term Facility, to be made available to the Borrower by the Lenders on a non-revolving basis in the principal amount of up to but not exceeding $30 million.

                Subject to the terms and conditions herein set forth, each Lender shall make Accommodations available under each of the RTC Facility, the LC Facility and the Term Facility pro rata on the basis of their respective Commitments as set forth in schedule 1 hereto.

                Subject to section 2.11, in no event shall a Lender be obligated to make Accommodations available under a Credit Facility if after making such Accommodations the Principal Outstanding of that Lender's Accommodations under all Credit Facilities would exceed that Lender's Commitment.

                Each Lender shall make Accommodations available to the Borrower through its relevant Lending Branch.

            (2) Purposes. The Credit Facilities shall be used only for the following purposes:

                (a) in the case of the RTC Facility, for general corporate purposes, including without limitation for acquisitions;

                (b) in the case of the LC Facility, for the Issuance of Letters of Credit in favour of CSA with respect to the construction of Radarsat II; and

                (c) in the case of the Term Facility, for general corporate purposes, including without limitation for acquisitions and to refinance Debt incurred in connection with past acquisitions.

            (3) Accommodations.  Subject to the terms and conditions of this agreement, Accommodations shall be made available under the Credit Facilities as follows:

                     RTC FACILITY

                     Prime Rate Advances
                     Base Rate Advances
                     LIBOR Advances
                     Bankers' Acceptances
                     Letters of Credit (in both Cdn. Dollars and US Dollars) LC FACILITY

                     Letters of Credit (in Cdn. Dollars only)

                     TERM FACILITY

                     Prime Rate Advances
                     Base Rate Advances
                     LIBOR Advances
                     Bankers' Acceptances

                provided that:

                (a) the aggregate Face Amount of EDC-Insured Letters of Credit issued under the RTC Facility shall not at any time exceed $25 million (or the Equivalent Amount in US Dollars); not later than ten days before the end of each Financial Quarter, the Borrower shall designate in writing to the Administrative Agent the amount, up to $25 million, that will be available by way of EDC-Insured Letters of Credit under the RTC Facility; provided that, if the Borrower shall fail to give such notice, the availability by way of EDC-Insured Letters of Credit will be deemed to be $25 million.

                (b) Letters of Credit shall be available under the LC Facility in two tranches, namely (1) EDC-Insured Letters of Credit up to an aggregate Face Amount at any time not exceeding $25 million, and (2) other Letters of Credit up to an aggregate Face Amount at any time not exceeding $25 million and at all times accommodations under the LC Facility shall be apportioned equally between EDC-Insured Letters of Credit and other Letters of Credit; and

                (c) Advances may be made by the Administrative Agent on a temporary basis in accordance with section 2.1(6).

            (4) Minimum Amounts.  Subject to the Majority Lenders in any
                specific instance waiving such requirement, the following minimum amounts shall apply in respect of certain Borrowings and Drawings requested under each Accommodation Request:

                (a) each Bankers' Acceptance shall be in a Face Amount of $100,000 or a whole multiple thereof;

                (b) the aggregate of the Face Amount of Bankers' Acceptances requested in a Drawing shall be at least $5 million and a whole multiple of $1 million;

                (c) the aggregate of the Prime Rate Advances requested in a Borrowing shall be at least $5 million; and

                (d) the aggregate of the Base Rate Advances and LIBOR Advances requested shall be at least US$5 million (and, in the case of LIBOR Advances, whole multiples of US$1 million).

            (5) Revolving Repayments.  Each of the LC Facility, the RTC
                Facility (during the Non-Revolving Period) and the Term Facility shall not revolve, and amounts repaid or prepaid thereunder may not be the subject of any further Accommodations (other than by way of Conversions or Rollovers). During the Revolving Period, the RTC Facility is a so-called "revolving" facility and amounts repaid thereunder may be made the subject of a further Accommodation (subject to compliance with the terms and conditions of this agreement); repayments of the RTC Facility in accordance with its revolving nature during the Revolving Period shall be made on one Business Day's notice for Prime Rate Advances and Base Rate Advances, and three Business Days' notice for LIBOR Advances.

                Any portion of the Commitments of the Lenders allocated to the Term Facility not made the subject of an Accommodation on or before December 31, 2000 shall be cancelled as at such date.

            (6) Swingline Advances.  In the event that the Borrower has a requirement for a Prime Rate Advance or a Base Rate Advance in same day funds in a minimum amount of $1 million and multiples of $100,000 (or in each case the Equivalent Amount in US Dollars) up to $10 million (or the Equivalent Amount in US Dollars in the aggregate), the Borrower may (subject to satisfaction of applicable terms and conditions hereof) obtain such Advance (in this section 2.1(6), a "SWINGLINE ADVANCE") from the Administrative Agent alone on a same day basis if the request is received by the Administrative Agent before 11:00 a.m. (Toronto time). Each Swingline Advance shall be deemed to constitute a utilization of the RTC Facility from each Lender pro rata on the basis of their respective Commitments (and the risk of each Swingline Advance, and payments on account thereof, shall be allocated and shared among the Lenders in accordance with section 14.1) and may not be outstanding more than five Business Days. The Borrower shall, on or before the fifth Business Day forthwith following the making of a Swingline Advance, repay such Swingline Advance in full, together with all accrued or unpaid interest, either from its own resources or with the proceeds of an Accommodation, failing which the Borrower shall be deemed to have delivered to the Administrative Agent at the close of business in Vancouver on such fifth Business Day an Accommodation Request requesting a Prime Rate Advance or a Base Rate Advance (as the case may be)in the amount of such Swingline Advance. The proceeds of the funding by the other Lenders under such Accommodation Request shall be applied by the Administrative Agent to repay the Administrative Agent that portion of the Swingline Advance that does not represent its pro rata share thereof.

            (7) Extensions.  On an annual basis, the Borrower may request an extension of the 364 day Revolving Period for an additional 364 days, by giving notice to the Administrative Agent for delivery to each Lender not more than 90 and not less than 60 days prior to the end of the then current Revolving Period. No later than 25 days prior to the end of the then current Revolving Period, each Lender shall notify the Agent of its election (which election may be made in its sole and absolute discretion) to extend or not extend the then applicable Revolving Period. Failure by a Lender to so notify the Administrative Agent shall be deemed to be an election by such Lender not to extend. Subject to the consent of the Majority Lenders, the Administrative Agent may extend the Revolving Period for an additional 364 day period, such extension applying only to those Lenders which provided their consent to the extension.
                In the case of any Lender not consenting (or being deemed not to consent) to an extension (a "NON-CONSENTING LENDER"), its Commitment allocated to the RTC Facility shall be reduced as at the end of the then current Revolving Period by an amount equal to the difference between such Commitment so allocated and the Principal Outstanding owed to it under the RTC Facility at such time.

                At its option, the Borrower may:

                (a) as to the entire Commitment of the Non-Consenting Lender or only its Commitment allocated to the RTC Facility, replace such Non-Consenting Lender with one or more Lenders or by a new Lender satisfactory to the Borrower and the Administrative Agent; or

                (b) prepay the Obligations owed to such Non-Consenting Lender under the RTC Facility.

                If and to the extent that the portion of the Commitments of the Non-Consenting Lenders under the RTC Facility are not assumed or prepaid, the Principal Outstanding owed to each Non-Consenting Lender under the RTC Facility shall mature and be payable in full on the second anniversary of the last day of the then current Revolving Period.

2.2  REPAYMENT.

     (1) RTC Facility Repayment. The Principal Outstanding under the RTC Facility will be repaid in full on its Final Maturity Date.

     (2) LC Facility Repayment. The Principal Outstanding under the LC Facility will be repaid in full on its Final Maturity Date.

     (3) Term Facility Repayment. The Principal Outstanding under the Term Facility will be repaid in full on its Final Maturity Date.

     (4) Interest. At the same time as any mandatory or voluntary repayment or prepayment of principal is made hereunder, the Borrower shall also pay all accrued and unpaid interest on the principal amount being repaid or prepaid.

     (5) Foreign Exchange Fluctuations. If at any time the Principal Outstanding under any Credit Facility, as calculated by the Administrative Agent as at the first day of a calendar month, shall exceed 105% of the relevant maximum amount set forth in section 2.1(1) by virtue of a change in the Equivalent Amount in Cdn. Dollars of Accommodations made in US Dollars, the Borrower shall within five Business Days following demand therefor by the Administrative Agent at the Borrower's election either (a) pay to the Administrative Agent such amount as is required to reduce such Principal Outstanding to, or below, such relevant maximum amount, or (b) pay such excess amount to the Administrative Agent, to be held by the Administrative Agent as cash collateral security for the Obligations.

2.3  [INTENTIONALLY DELETED]

2.4  VOLUNTARY REDUCTIONS AND PREPAYMENTS.

     (1) Reductions of Commitments. The Borrower shall have the right at any time and from time to time, without penalty or bonus, upon at least three Business Days' prior notice to the Administrative Agent in the form of schedule 6 annexed hereto, to terminate the whole or reduce in part on a permanent basis the unused portion of the Commitments of the Lenders in respect of the a Credit Facility (pro rata among the Lenders on the basis of their respective Commitments) provided that each partial reduction shall be in an aggregate minimum amount of $5 million and multiples in excess thereof of $1 million.

     (2) Prepayment of Credit Facilities. In addition to repayments made under the RTC Facility during the Revolving Period in accordance with the revolving nature thereof under section 2.1(5), the Borrower shall have the right at any time and from time to time, without penalty or bonus but subject to section 11.5, upon at least three Business Days' prior notice to the Administrative Agent, to effect a voluntary prepayment on account of the Principal Outstanding under a Credit Facility, which prepayment (subject to the Majority Lenders in any specific instance waiving such requirement) shall be in an aggregate minimum amount of $5 million and multiples in excess thereof of $1 million or in the full amount of such Principal Outstanding.

     (3) Order. Any prepayment under section 2.4(2) shall reduce the Commitments of the Lenders in respect of the relevant Credit Facility on a permanent basis (pro rata among such Lenders on the basis of their respective Commitments).

2.5  PAYMENTS.

     (1) Payment Account. The Borrower shall make each payment to be made hereunder not later than 10:00 a.m. (Vancouver time) in the currency of the Accommodation or other obligation in respect of which such payment is made (be it Canadian Dollars or US Dollars) on the day (subject to section 2.5(2)) when due, in same day funds, by deposit of such funds to the Payment Account.

     (2) Business Day. Subject to the next following sentence, whenever any payment hereunder is due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. If any such extension would cause any payment of interest or fees on an Accommodation to be made in the next following calendar month, such payment shall be made on the last preceding Business Day.

     (3) Application. Unless otherwise provided herein, all amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent as follows:

            (a) first, to fulfil the Borrower's obligation to pay accrued and unpaid interest due and owing (including interest on overdue interest and on other amounts);

            (b) second, to fulfil the Borrower's obligation to pay any fees which are due and owing to the Lenders hereunder (including those fees set forth in section 2.7), and any Increased Costs and other unpaid costs, expenses and other amounts payable to the Lenders in connection with any of the Credit Facility Documents;

            (c) third, to fulfil the Borrower's obligation to pay any amounts due and owing on account of Principal Outstanding under the Credit Facilities (including in respect of the Face Amount of outstanding Bankers' Acceptances and Letters of Credit); and

            (d) fourth, to the Borrower or as any court of competent
                jurisdiction may otherwise direct.

     (4) Pro Rata Basis. All payments of principal, interest and fees herein set forth, unless otherwise expressly stipulated, shall bE made for the account of, and distributed by the Administrative Agent to, the Lenders pro rata on the basis of their respective Commitments.

2.6  COMPUTATIONS.

     (1)    Basis.  All computations of:

            (a) interest based on the Prime Rate or the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 days or, in the case of a leap year, 366 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable; and

            (b) interest based on LIBOR shall be made by the Administrative
                Agent on the basis of a year of 360 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

            All computations of fees shall be made by the Administrative Agent on the basis of a year of 365 days or, in the case of a leap year, 366 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an amount of interest or fees payable by the Borrower hereunder shall be conclusive and binding for all purposes, absent demonstrated error.

     (2) Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the yearly rate of interest to which any rate of interest based on LIBOR is equivalent may be determined by multiplying the applicable rate by a fraction, the numerator of which is the number of days to the same calendar date in the next calendar year (or 365 days if the calculation is made as of February 29) and the denominator of which is 360.

2.7 FEES. The Borrower shall pay to the Administrative Agent the following fees, calculated as follows:

     (1) in respect of each of the RTC Facility and the LC Facility, a facility fee (for the account of the Lenders pro rata on the basis of their respective Commitments) payable by the Borrower at the rate per annum equal to the applicable percentage set forth in the definition of Applicable Margin on the aggregate Commitments allocated to such Credit Facility; such fee shall be payable in Cdn. Dollars, calculated daily from the Closing Date to the applicable Final Maturity Date, and payable quarterly in arrears on the first day of each of January, April, July, and October and on such Final Maturity Date;

     (2) in respect of the Term Facility, a standby fee (for the account of the Lenders pro rata on the basis of their respective Commitments) payable by the Borrower at the rate per annum equal to the applicable percentage set forth in the definition of Applicable Margin on the difference between the aggregate Commitments allocated to such Credit Facility and the Principal Outstanding thereunder; such fee shall be payable in Cdn. Dollars, calculated daily from the Closing Date to December 31, 2000, and payable quarterly in arrears on each of July 1, 2000, October 1, 2000 and January 1, 2001; and

     (3) the fees agreed with the Administrative Agent in a letter of even date.

2.8 INTEREST ON OVERDUE AMOUNTS. Except as otherwise provided in this agreement, each amount owed by the Borrower to a Lender which is not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Base Rate (in the case of amounts denominated in US Dollars) or the Prime Rate (in the case of amounts denominated in Cdn. Dollars), in each case plus two (2%) percent per annum in excess of the Applicable Margin.

2.9 WHERE BORROWER FAILS TO PAY. Unless the Administrative Agent has been notified in writing by the Borrower at least one Business Day prior to the date on which any payment to be made by the Borrower hereunder is due that the Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that the Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to the portion of such payment which is due to such Lender pursuant to this agreement. If the Borrower does not in fact remit such payment to the Administrative Agent, the Administrative Agent shall promptly notify each Lender and each such Lender shall forthwith on demand repay to the Administrative Agent an amount equal to the portion of such assumed payment made available to such Lender, together with interest thereon until the date of repayment thereof at a rate determined by the Administrative Agent (such rate to be conclusive and binding on such Lender) in accordance with the Administrative Agent's usual banking practice for similar advances to financial institutions of like standing as such Lender but in no event greater than the Prime Rate.

2.10 ACCOUNT DEBIT AUTHORIZATION. The Borrower authorizes and directs the Administrative Agent, in its discretion, to automatically debit, by mechanical, electronic or manual means, the Borrower Account and all other bank accounts of the Borrower maintained with Royal Bank (for so long as Royal Bank is Administrative Agent hereunder) for all amounts due and payable under this agreement on account of principal, interest and fees hereunder comprised in the Obligations.

2.11 ADMINISTRATIVE AGENT'S DISCRETION ON ALLOCATION. In the event that it is not practicable to:

     (1) allocate an Accommodation pro rata in accordance with sections 3.2, 4.1(2) or 5.4 by reason of the occurrence of circumstances described in Article 11;

     (2) allocate a Drawing among the Lenders in accordance with section 4.1(2) such that the aggregate amount of Bankers' Acceptances required to be accepted hereunder complies with the minimum amounts or increments set forth in section 2.1(4); or

     (3) allocate an Issuance among the Lenders such that the Letter of Credit required to be issued by each Lender complies with the reasonable commercial requirements of the Borrower or the Beneficiary;

     the Administrative Agent is authorized by the Borrower and each Lender to make such allocation as the Administrative Agent determines in its sole and unfettered discretion may be equitable in the circumstances. All fees in respect of any such Drawing or Issuance shall be adjusted, as among the Lenders, by the Administrative Agent accordingly.

2.12 ROLLOVER AND CONVERSION.

     (1) General. Subject to the terms and conditions of this agreement, the Borrower may from time to time request that any Bankers' Acceptance or type of Advance or any portion thereof be rolled over or converted in accordance with the provisions hereof.

     (2) Request. Each request by the Borrower for a Rollover or Conversion shall be made by the delivery of a duly completed and executed Accommodation Request to the Administrative Agent and the provisions of Articles 3 or 4 shall apply to each request for a Rollover or Conversion as if such request were a request thereunder for a Borrowing or a Drawing (as the case may be).

     (3) Effective Date. Each Rollover or Conversion of a LIBOR Advance or Bankers' Acceptance shall be made effective as of, in the case of a LIBOR Advance, the last day of the subsisting Interest Period and, in the case of a Bankers' Acceptance, the maturity date applicable thereto.

     (4) Failure to Elect. If the Borrower does not deliver an Accommodation Request at or before the time required by section 2.12(2) and:

            (a) in the case of a Bankers' Acceptance fails to give two Business
                Days prior notice that it will pay to the Administrative Agent for the account of the applicable Lender (or Participant) the Face Amount thereof on the maturity date or if the Borrower gives such notice but fails to act in accordance with it, the Borrower shall be deemed to have requested a Conversion of the Face Amount thereof to a Prime Rate Advance and all of the provisions hereof relating to a Prime Rate Advance shall apply thereto; or

            (b) in the case of a LIBOR Advance, fails to give three Business
                Days prior notice that it will pay to the Administrative Agent for the account of the applicable Lender the principal amount thereof at the end of the relevant Interest Period or if the Borrower gives such notice but fails to act in such accordance with it, the Borrower shall be deemed to have requested a Conversion of such LIBOR Advance to a Base Rate Advance, and all of the provisions hereof applicable to Base Rate Advances shall apply thereto.

                                   ARTICLE 3
                                    ADVANCES

3.1  ADVANCES.

     (1) Commitment. Each Lender agrees (on a several basis with the other Lenders under each relevant Credit Facility, up to the amount of such Lender's Commitment allocated to such Credit Facility), on the terms and conditions herein set forth, from time to time on any Business Day prior to the relevant Final Maturity Date, to make Advances under each relevant Credit Facility.

     (2) Amounts. The aggregate principal amount of each Borrowing shall comply with section 2.1(4).

3.2  MAKING THE ADVANCES.

     (1) Notice. Each Borrowing shall be made on at least three Business Days' (in the case of LIBOR Advances) or one Business Day's (in the case of other types of Advance) prior notice given not later than 10:00 a.m. (Vancouver time) by the Borrower to the Administrative Agent, and the Administrative Agent shall give to each Lender prompt notice thereof and of such Lender's rateable portion of each type of Borrowing to be made under the Borrowing. Each such notice of a Borrowing shall be given by way of an Accommodation Request or by telephone (confirmed promptly in writing), with the same information as would be contained in an Accommodation Request, including the requested date of such Borrowing and the aggregate amount of each type of Advance comprising such Borrowing.

     (2) Lender Funding. Each Lender shall, before 10:00 a.m. (Vancouver time) on the date of the requested Borrowing, deposit to the Payment Account in same day funds such Lender's rateable portion (subject to section 2.11) of each type of Advance comprising such Borrowing (in Canadian Dollars, in the case of Prime Rate Advances, and in US Dollars, in the case of LIBOR Advances and Base Rate Advances). Promptly upon receipt by the Administrative Agent of such funds and upon fulfilment of the applicable conditions set forth in Article 6, the Administrative Agent will make such funds available to the Borrower by debiting such account (or causing such account to be debited), and by crediting the Borrower Account (or causing such account to be credited) with such Advances.

     (3) Failure by Lender to Fund. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's rateable portion of each type of Advance comprising such Borrowing, the Administrative Agent may assume that such Lender has made each such portion available to the Administrative Agent on the date of such Borrowing in accordance with section 3.2(2) and the Administrative Agent may, in reliance upon such assumption, make available to the

            Borrower on such date corresponding amounts. If and to the extent that such Lender shall not have made its rateable portions available to the Administrative Agent, such Lender shall pay such corresponding amounts to the Administrative Agent forthwith on demand. If such Lender shall pay such corresponding amounts to the Administrative Agent, the amounts so paid shall constitute such Lender's rateable portions of such Borrowing for the purposes of this agreement. The Administrative Agent shall also be entitled to recover from such Lender interest on such corresponding amounts, for each day from the date such amounts were made available by the Administrative Agent to the Borrower until the date such amounts are repaid to the Administrative Agent, at a rate per annum equal to:

            (a) in the case of Prime Rate Advances, the Bank of Canada rate in effect from time to time; and

            (b) in the case of Base Rate Advances and LIBOR Advances, such rate as is customary from time to time for interbank payments of this nature;

            together with the Administrative Agent's reasonable administrative fee. If such Lender shall not pay such corresponding amounts to the Administrative Agent forthwith on demand, the Borrower shall pay such corresponding amounts (together with accrued and unpaid interest at the applicable rate herein set forth for each type of Advance) to the Administrative Agent within two Business Days of demand being made upon it.

     (4) Ibid. The Administrative Agent shall notify the Borrower of the failure of any Lender to make an Advance if:

            (a) such failure has not been remedied within seven days; or

            (b) the Administrative Agent reasonably believes that such failure was caused by any reason other than a technical failure or as a result of a defect in the arrangements hereunder for funding Advances.

            The Administrative Agent shall not be liable to the Borrower or any Lender in respect of notice given or not given pursuant to this section 3.2(4). In the event of the continuing failure by any Lender (in this section 3.2(4), the "DEFAULTING LENDER") to make an Advance, the Borrower and the Administrative Agent shall use their reasonable best efforts to arrange for one or more other persons (in this section 3.2(4), the "ASSUMING LENDER") reasonably satisfactory to the Borrower and the other Lenders to assume all or a portion of the relevant Commitments and acquire the outstanding Accommodations and other rights and interests of the defaulting Lender hereunder. The assuming Lender and defaulting Lender shall execute all such documents as may be reasonably required by the Administrative Agent and the Borrower to effect such assumption and acquisition.

3.3 INTEREST ON ADVANCES. The Borrower shall pay interest on the unpaid principal amount of each Advance at the following rates per annum:

     (1) Prime Rate Advances. If and so long as such Advance is a Prime Rate Advance, at a rate per annum equal at all times to the sum of the Prime Rate in effect from time to time plus the Applicable Margin, calculated daily and payable in Cdn. Dollars in arrears:

            (a) monthly on the last Business Day of each month; and

            (b) when such Prime Rate Advance becomes due and payable in full or is the subject of a Conversion.

     (2) Base Rate Advances. If and so long as such Advance is a Base Rate Advance, at a rate per annum equal at all times to the sum of the Base Rate in effect from time to time plus the Applicable Margin, calculated daily and payable in U.S. Dollars in arrears:

            (a) monthly on the last Business Day of each month; and

            (b) when such Base Rate Advance becomes due and payable in full or is the subject of a Conversion.

     (3) LIBOR Advances. If and so long as such Advance is a LIBOR Advance, at a rate per annum equal at all times during each Interest Period for such LIBOR Advance to the sum of LIBOR for such Interest Period plus the Applicable Margin, calculated daily and payable in US
            Dollars:

            (a) at the end of each Interest Period (except where such Interest
                Period exceeds three months in duration, in which case such interest shall be payable on the dates falling every three months following the commencement of the Interest Period and, finally, at the end of such Interest Period); and

            (b) when such LIBOR Advance becomes due and payable in full or is the subject of a Conversion.

                                   ARTICLE 4
                              BANKERS' ACCEPTANCES

4.1  ACCEPTANCES.

     (1) Commitment. each Lender agrees (on a several basis with the other Lenders under each relevant Credit Facility, up to the amount of such Lender's Commitment allocated to such Credit Facility), on the terms and conditions herein set forth, from time to time on any Business Day prior to the relevant Final Maturity Date, under each relevant Credit Facility to create Bankers' Acceptances.

     (2) Amounts. Each Drawing shall be in a Face Amount not less than the minimum amount (or requisite multiple in excess thereof) set forth in section 2.1(4) and shall consist of the creation of Bankers' Acceptances, effected or arranged by the Lenders in accordance with section 4.4, rateably according to their respective Commitments (subject to section 2.11).

4.2  DRAWDOWN REQUEST.

     (1) Notice. Each Drawing shall be made on at least two Business Days' prior notice, given not later than 10:00 a.m. (Vancouver time) by the Borrower to the Administrative Agent and the Administrative Agent shall give to each Lender prompt notice thereof and of such Lender's rateable portion thereof. Each such notice of a Drawing shall be given by way of an Accommodation Request or by telephone (confirmed promptly in writing) with the same information as would be contained in an Accommodation Request, including the requested Drawing Date and the Face Amounts of the Bankers' Acceptances.

     (2) Maturity. The Borrower shall not request in an Accommodation Request a term for Bankers' Acceptances which would end on a date subsequent to the relevant Final Maturity Date or that would conflict with any repayment stipulated herein.

4.3  FORM OF BANKERS' ACCEPTANCES.

     (1)    Form.  Each Bankers' Acceptance shall:

            (a) be in a Face Amount allowing for conformance with section
                4.1(2);

            (b) be dated the Drawing Date;

            (c) mature and be payable by the Borrower (in common with all other
                Bankers' Acceptances created in connection with such Drawing) on a Business Day which occurs approximately one, two, three or six months after the date thereof, subject to availability; and

            (d) be in a form satisfactory to the relevant Lender.

     (2) Applicability of DBNA. It is the intention of the parties that each Bankers' Acceptance accepted by a Lender under this agreement shall be issued in the form of a "depository bill" (as that term is defined in the Depository Bills and Notes Act (Canada) (the "DBNA")), be deposited with The Canadian

            Depository for Securities Limited and be made payable to "CDS & Co." The Administrative Agent and the Lenders shall effect the following practices and procedures and, subject to the approval of the Majority Lenders, establish and notify the Borrower and the Lenders of any additional procedures, consistent with the terms of this agreement and the requirements of the DBNA, as are reasonably necessary to accomplish this intention:

            (a) each Bankers' Acceptance accepted and purchased by a Lender hereunder shall have marked prominently and legibly on its face and within its text, at or before the time of issue, the words "This is a depository bill subject to the Depository Bills and Notes Act";

            (b) any reference to authentication of that Bankers' Acceptance will be removed; and

            (c) that Bankers' Acceptance shall not be marked with any words prohibiting negotiation, transfer or assignment of it or of an interest in it.

     (3) Grace. The Borrower hereby waives presentment for payment and any other defence to payment of any amounts due in respect of any Bankers' Acceptance, and hereby renounces, and shall not claim, any days of grace for the payment of any Bankers' Acceptance.

4.4 COMPLETION OF BANKERS' ACCEPTANCE. Upon receipt of the notice from the Administrative Agent pursuant to section 4.2(1), each Lender is thereupon authorized to execute Bankers' Acceptances as the duly authorized attorney of the Borrower pursuant to a Power of Attorney, in accordance with the particulars provided by the Administrative Agent.

4.5 PROCEEDS. In the case of a Drawing, each Lender shall, for same day value on the Drawing Date specified by the Borrower in the applicable Drawing Notice, credit the Payment Account with the applicable Discount Proceeds of the Bankers' Acceptances purchased by that Lender to the Agent Bank for the account of the Borrower.

4.6 STAMPING FEE. The Borrower shall pay to each Lender a stamping fee in Canadian dollars. Such stamping fee shall be payable by the Borrower in advance, on the Drawing Date, and shall be calculated on the Face Amount of such Bankers' Acceptances on the basis of the number of days in the term of such Bankers' Acceptances (including the Drawing Date but excluding the maturity date) at a rate per annum equal to the applicable percentage set forth in the definition of Applicable Margin.

4.7 PAYMENT AT MATURITY. The Borrower shall pay to the Administrative Agent, and there shall become due and payable, on the maturity date for each Bankers' Acceptance an amount in same day funds equal to the Face Amount of the Bankers' Acceptance. The Borrower shall make each payment hereunder in respect of Bankers' Acceptances by deposit of the required funds to the Payment Account. Upon receipt of such payment, the Administrative Agent will promptly thereafter cause such payment to be distributed to the Lenders in like funds relating to the payment of Bankers' Acceptances rateably (based on the proportion that the Face Amount of Bankers' Acceptances accepted by a Lender maturing on the relevant date bears to the Face Amount of Bankers' Acceptances accepted by all the Lenders maturing on such date). Such payment to the Administrative Agent shall satisfy the Borrower's obligations under a Bankers' Acceptance to which it relates and the accepting institution shall thereafter be solely responsible for the payment of such Bankers' Acceptance.

     Unless the Borrower notifies the Administrative Agent prior to 10:00 a.m. (Vancouver time) two Business Days' immediately prior to the maturity date of a Bankers' Acceptance that the Borrower intends to pay to the Administrative Agent the Face Amount thereof with funds other than the proceeds of Advances, (i) the Borrower shall be deemed to have given an Accommodation Request to the Administrative Agent requesting the Lenders to make a Prime Rate Advance on such maturity date in an amount equal to such Face Amount, and (ii) the Lenders shall, on such maturity date, make such Prime Rate Advance and apply the proceeds thereof to payment of such Face Amount.

4.8 DELIVERY OF POWER OF ATTORNEY RESPECTING BANKERS' ACCEPTANCES. As a condition precedent to each Lender's obligation to accept Bankers' Acceptances hereunder, the Borrower shall have delivered to such Lender a duly executed Power of Attorney, enabling such Lender to execute and deliver Bankers' Acceptances for and on behalf of the Borrower. No Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any draft or Bankers' Acceptances executed in blank except any such damage, loss or claim arising by reason of the gross negligence, wilful misconduct or fraud of such Lender or its officers, employees, agents or representatives or arising by reason of such Lender or its officers, employees, agents or representatives failing to exercise such care in the custody and safekeeping of such draft or Bankers' Acceptances as it would exercise in the custody and safekeeping of similar property owned by it.

4.9 PREPAYMENTS. Except as required by section 2.2(5) or 4.10, no payment of the Face Amount of a Bankers' Acceptance shall be made by the Borrower to a Lender prior to the maturity date thereof. Any such required payment made before the applicable maturity date shall be held by the Administrative Agent as cash collateral security to provide for or to secure payment of the Face Amount of such outstanding Bankers' Acceptance upon maturity. Any such required payment made before the applicable maturity date by the Borrower to the Administrative Agent shall satisfy the Borrower's obligations under the Bankers' Acceptance to which it relates. The accepting institution shall thereafter be solely responsible for the payment of the Bankers' Acceptance and shall indemnify and hold the Borrower harmless against any liabilities, costs or expenses incurred by the Borrower as a result of any failure by such Lender or Participant to pay the Bankers' Acceptance in accordance with its terms.

4.10 DEFAULT. Upon the occurrence of an Event of Default and the Administrative Agent declaring the Obligations to be due and payable pursuant to section 12.2, and notwithstanding the date of maturity of any outstanding Bankers' Acceptances, an amount equal to the Face Amount of all outstanding Bankers' Acceptances which the Lenders are required to honour shall thereupon forthwith become due and payable by the Borrower to the Administrative Agent.

4.11 OLD SYSTEM ISSUERS. The parties acknowledge that certain Lenders ("OLD SYSTEM ISSUERS") may prefer to effect a Drawing by accepting a non-interest bearing bill of exchange, as defined by the Bills of Exchange Act (Canada), rather than accepting a Bankers' Acceptance in the form of a "depository bill" as defined in the DBNA. The parties agree that should an Old System Issuer become a Lender, the parties will enter into such agreement supplemental hereto and in amendment hereof as the Administrative Agent may reasonably require to accommodate such Old System Issuer completing and accepting drafts executed in blank by or on behalf of the Borrower.

                                   ARTICLE 5
                               LETTERS OF CREDIT

5.1 LETTERS OF CREDIT COMMITMENT. (1) Issuance. Each Lender agrees (on a several basis with the other Lenders under each relevant Credit Facility, up to the amount of such Lender's Commitment allocated to such Credit Facility and subject to sections 2.1(3)(a) and (b)), on the terms and conditions herein set forth, from time to time on any Business Day prior to the relevant Final Maturity Date, to issue Letters of Credit under the RTC Facility and the LC Facility for the account of the Borrower.

     (2) Fronting. All Letters of Credit having a Face Amount below $500,000 or US$500,000 (as the case may be), and all other Letters of Credit (unless the Borrower shall on a case-by-case basis elect otherwise), shall be issued on behalf of the Lenders by the Fronting Lender, and for this purpose:

            (a) the Principal Outstanding in respect of such Letters of Credit shall be considered to be allocated among the Lenders pro rata on the basis of their respective Commitments.

            (b) for greater certainty and without limiting the generality of section 14.1, the Principal Outstanding among the Lenders shall be adjusted in the circumstances and in the manner contemplated by section 14.1 in order to reflect the Issuance by the Fronting Lender on behalf of the Lenders;

            (c) the Fronting Lender shall be paid by the Borrower, at the time of each Issuance, a fronting fee on the basis of the currency of and in an amount equal to the Face Amount of the Letter of Credit then being issued multiplied by (i) for the RTC Facility, ten (10 b.p.) basis points per annum or (ii) for the LC Facility, five (5 b.p.) basis points per annum, based on the Issue Date and expiration date of such Letter of Credit.

5.2  NOTICE OF ISSUANCE.

     (1) Notice. Each Issuance shall be made on at least three Business Days' prior notice, given in the form of each issuing Lender's customary letter of credit application (an "ISSUE NOTICE") not later than 10:00 a.m. (Vancouver time) by the Borrower to each issuing Lender (with a copy of each such Notice to the Administrative Agent). In addition, the Borrower shall execute and deliver each issuing Lender's customary form of letter of credit indemnity agreement. In view of the possible allocation of an Issuance under section 2.11, the Borrower shall consult with the Administrative Agent prior to any delivery of an Issue Notice.

     (2) Maturity. The Borrower shall not request in an Issue Notice a maturity date for Letters of Credit which would be subsequent to the applicable Final Maturity Date.

5.3 FORM OF LETTER OF CREDIT. Each Letter of Credit to be issued by a Lender shall:

     (1)    be dated the Issue Date; and

     (2) comply with the definition of Letter of Credit and shall otherwise be satisfactory in form and substance to such Lender.

5.4  PROCEDURE FOR ISSUANCE OF LETTERS OF CREDIT.

     (1) Issue. On the Issue Date, each issuing Lender will complete and issue a Letter of Credit in favour of the Beneficiary as specified by the Borrower in its Issue Notice. Such Letters of Credit shall be issued by the Lenders pro rata on the basis of their respective Commitments, subject to sections 2.11 and 5.1(2).

     (2) Time for Honour. No Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day upon which such draft is presented, if such presentation is made after 11:00 a.m. (local time) on such Business Day.

     (3) Text. Prior to the Issue Date, the Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the Beneficiary prior to payment under the Letter of Credit. The issuing Lender may require changes in any such documents or certificate.

     (4) Conformity. In determining whether to pay under a Letter of Credit, the issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

5.5 PAYMENT OF AMOUNTS DRAWN UNDER LETTERS OF CREDIT. In the event of any request for a drawing under any Letter of Credit, the issuing Lender may notify the Borrower (with a copy of the notice to the Administrative Agent) on or before the date on which it intends to honour such drawing. The Borrower (whether or not such notice is given) shall reimburse such Lender on demand by such Lender in Cdn. Dollars or US Dollars, as the case may be, of an amount, in same day funds, equal to the amount of such drawing together with interest on such amount from and including the date of honouring such drawing until payment is made as if it were a Prime Rate Advance (in the case of a drawing payable in Cdn. Dollars) or a Base Rate Advance (in the case of a drawing payable in US Dollars).

     Unless the Borrower notifies the issuing Lender (copy to the Administrative Agent) prior to 10:00 a.m. (Vancouver time) on the Business Day immediately prior to the date of such drawing that the Borrower intends to reimburse such Lender for the amount of such drawing by payment to such Lender with funds other than the proceeds of Advances:

     (1) the Borrower shall be deemed to have given an Accommodation Request to the Administrative Agent requesting the Lenders to make, in the case of a drawing payable in US Dollars, a Base Rate Advance and, in the case of a drawing payable in Cdn. Dollars, a Prime Rate Advance, on the date on which such drawing is honoured in an amount equal to the amount of such drawing; and

     (2) subject to the terms and conditions of this agreement (including those set forth in Article 6), the Lenders shall, on the date of such drawing, make such Advance in accordance with Article 3 and the Borrower shall apply the proceeds thereof to the reimbursement of the issuing Lender for the amount of such drawing.

5.6  FEES.

     (1) Issue Fee. The Borrower shall pay to the Administrative Agent in respect of each type of Issuance (for the account of the issuing Lenders, pro rata on the basis of the respective Face Amounts of the type of Issuance issued by them) an issue fee based on the currency of the type of Issuance. Such issue fee shall be payable by the Borrower on the Issue Date, and shall be calculated on the Face Amount of such type of Issuance on the basis of the term thereof at a rate per annum equal to the applicable percentage set forth in the definition of Applicable Margin, with a minimum fee of $250.

     (2) Administration Fee. The Borrower shall pay to each issuing Lender, upon the issuance, amendment or transfer of each Letter of Credit, such issuing Lender's standard documentary and administrative charges for issuing, amending or transferring standby or commercial letters of credit or letters of guarantee of a similar amount, term and risk.

5.7 OBLIGATIONS ABSOLUTE. The obligation of the Borrower to reimburse each issuing Lender for drawings made under any Letter of Credit shall be unconditional and irrevocable and shall be fulfilled strictly in accordance with the terms of this agreement under all circumstances, including:

     (1)    any lack of validity or enforceability of any Letter of Credit;

     (2) the existence of any claim, set-off, defence or other right which the Borrower may have at any time against a Beneficiary or any transferee of any Letter of Credit (or any persons for whom any such transferee may be acting), any Lender or any other person, whether in connection with this agreement, the Credit Facility Documents, the transactions contemplated herein and therein or any unrelated transaction (including any underlying transaction between the Borrower or an affiliate and the Beneficiary of such Letter of Credit);

     (3) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

     (4) payment by an issuing Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit (provided that such payment does not constitute gross negligence or wilful misconduct, in the case of a standby letter of credit or letter of guarantee, or breach of the standards of reasonable care specified in the Uniform Customs, in the case of a commercial letter of credit); or

     (5) the fact that a Default or an Event of Default shall have occurred and be continuing.

5.8  INDEMNIFICATION; NATURE OF LENDERS' DUTIES.

     (1) Indemnity. In addition to amounts payable as elsewhere provided in this Article 5, the Borrower hereby agrees to protect, indemnify, pay and save each issuing Lender and its directors, officers, employees, agents and representatives harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including legal fees and expenses) which the indemnitee may incur or be subject to as a consequence, direct or indirect, of:

            (a) the issuance of any Letter of Credit, other than as a result of the gross negligence or wilful misconduct of the indemnitee, in the case of a standby letter of credit or letter of guarantee, or breach of the standards of reasonable care specified in the Uniform Customs, in the case of a commercial letter of credit; or

            (b) the failure of the indemnitee to honour a drawing under any
                Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions called in this section 5.8, "GOVERNMENT ACTS").

     (2) Risk. As between the Borrower and each issuing Lender, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such issuing Lender, by the respective Beneficiaries of such Letters of Credit and, without limitation of the foregoing, such issuing Lender shall not be responsible for:

            (a) the form, validity, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged;

            (b) the invalidity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

            (c) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher;

            (d) errors in interpretation of technical terms;

            (e) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof;

            (f) the misapplication by the Beneficiary of any such Letter of
                Credit of the proceeds of any drawing under such Letter of Credit; and

            (g) any consequences arising from causes beyond the control of such issuing Lender, including any Government Acts.

            None of the above shall affect, impair or prevent the vesting of any of the Lenders' rights or powers hereunder. No action taken or omitted by the issuing Lender under or in connection with any Letter of Credit issued by it or the related certificates, if taken or omitted in good faith, shall put such issuing Lender under any resulting liability to the Borrower (provided that such issuing Lender acts in accordance with the standards of reasonable care specified in the Uniform Customs, in the case of a commercial letter of credit, and without gross negligence, in the case of a standby letter of credit or letter of guarantee).

5.9 DEFAULT. Upon the occurrence of an Event of Default and the Administrative Agent declaring the Obligations to be due and payable pursuant to section 12.2, and notwithstanding the expiration date of any outstanding Letters of Credit, an amount equal to the Face Amount of all outstanding Letters of Credit, and all accrued and unpaid fees owing by the Borrower in respect of the issuance of Letters of Credit pursuant to section 5.4, if any, shall thereupon forthwith become due and payable by the Borrower to the Administrative Agent and, except for any amount payable in respect of unpaid fees as aforesaid, such amount shall be held by the Administrative Agent as cash collateral security to provide for or to secure payment of the amounts payable under such Letters of Credit in respect of any drawing thereunder.

     The Borrower shall pay to the Administrative Agent the aforesaid amount in respect of both any Letter of Credit outstanding hereunder and any Letter of Credit which is the subject matter of any order, judgment, injunction or other such determination (in this section 5.9, a "JUDICIAL ORDER") restricting payment by the issuing Lender under and in accordance with such Letter of Credit or extending such issuing Lender's liability under such Letter of Credit beyond the expiration date stated therein. Payment in respect of each such Letter of Credit shall be due in the currency in which such Letter of Credit is stated to be payable.

     The Administrative Agent shall with respect to each such Letter of Credit, upon the later of:

     (1) the date on which any final and non-appealable order, judgment or other such determination has been rendered or issued either terminating the applicable Judicial

            Order or permanently enjoining the issuing Lender from paying under such Letter of Credit; and

     (2)    the earlier of:

            (a) the date on which either the original counterpart of the Letter of Credit is delivered to the Administrative Agent for cancellation or the issuing Lender is released by the Beneficiary from any further obligations in respect thereof; and

            (b) the expiry (to the extent permitted by any applicable Law) of such Letter of Credit;

     pay to the Borrower an amount equal to the difference between the amount paid to the Administrative Agent by the Borrower pursuant to this section
     5.9 and the aggregate amount paid by the issuing Lender under such Letter of Credit.

                                   ARTICLE 6
                               CLOSING CONDITIONS

6.1 CLOSING CONDITIONS TO INITIAL AVAILABILITY. The Borrower shall not be entitled to an Accommodation under the Credit Facilities unless the conditions precedent set forth in this section 6.1 have been satisfied, fulfilled or otherwise met to the satisfaction of the Lenders on the Closing Date, in each case in a manner and in form and substance satisfactory to the Lenders.

     (1) Documents. The Credit Facility Documents (other than each Lender's form of application, undertaking, indemnity and agreement in respect of Letters of Credit, Bankers' Acceptances and IRRMs yet to be issued or entered into) shall have been executed and delivered to the Administrative Agent, and all registrations, filings or recordings necessary or desirable to preserve, protect or perfect the enforceability and first priority of the Liens created by the Security (subject only to Permitted Encumbrances) shall have been completed.

     (2) Constating Documents. The Administrative Agent shall have received certified copies of the constating documents of each MDA Party.

     (3) Resolutions. The Administrative Agent shall have received certified copies of resolutions of the boards of directors of each MDA Party authorizing the execution, delivery and performance of the Credit Facility Documents to which it is a party.

     (4) Incumbency. The Administrative Agent shall have received a certificate of the secretary or an assistant secretary respectively of each MDA Party certifying the names and the true signatures of the officers authorized to sign the Credit Facility Documents to which it is a party.

     (5) Good Standing. The Administrative Agent shall have received a certificate of good standing or like certificate in respect of each MDA Party issued by appropriate government officials of its jurisdiction of formation and each other jurisdiction where failure to register or qualify as a foreign or extra-provincial corporation does not have or could reasonably be expected to have an MAE.

     (6) Compliance Certificate. The Administrative Agent shall have received a compliance certificate under section 10.1(8)(c) based on the Financial Year ended December 31, 1999.

     (7) Fees. The Administrative Agent and the Lenders shall have received payment of all fees and all reimbursable expenses then due.

     (8) Representations and Warranties. All of the representations and warranties contained herein or in any other Credit Facility Document shall be true and correct in all material respects on and as of the Closing Date as though made on and as of such date and the Administrative Agent shall have received a certificate of a Senior Officer of each MDA Party so certifying to the Lenders .

     (9) No Default. No Default or Event of Default shall have occurred and be continuing, and the Administrative Agent shall have received a certificate signed by a Senior Officer of each MDA Party so certifying to the Lenders.

     (10) Financial Statements. The Administrative Agent shall have received the audited consolidated financial statements of the Borrower for the Financial Year ended December 31, 1999.

     (11) Opinions. The Administrative Agent shall have received favourable opinions of counsel to the MDA Parties and of Lenders' Counsel.

     (12) Due Diligence. The Administrative Agent shall have received (a) copies of such material contracts as it shall reasonably request, and (b) a business and financial plan for the Borrower and its consolidated subsidiaries, including detailed financial projections for the next three years and underlying assumptions.

     (13) Insurance. The Borrower shall have obtained or caused to be obtained the insurance coverage contemplated by Article 9 and provided to the Administrative Agent evidence thereof (including, if requested, certified copies of insurance policies and insurance certificates issued by its broker).

     (14) Permits. The Administrative Agent shall have received a certificate of a Senior Officer of the Borrower to the effect that all Permits required for the respective businesses of the MDA Parties, including those related to Environmental Laws, are in full force and effect, except for those with respect to which the failure to obtain same does not have or could not reasonably be expected to have an MAE.

     (15)   No Change.  There shall have been no MAE.

     (16) Litigation. There shall be no actions, suits or proceedings (whether or not purportedly on its behalf) pending or threatened against or affecting any MDA Party before any court or other judicial or administrative entity which would, if adversely determined, would have or could reasonably be expected to have an MAE.

     (17) Legality. Since the date hereof, the making, maintenance and funding of the Credit Facilities shall not, in the opinion of Lenders' Counsel, have been made unlawful for any Lender by any Law, or any change therein, or in the published or unpublished interpretation or application thereof by any Official Body.

     (18) Other. The Lenders shall have received such supporting and other certificates and documentation as the Lenders may reasonably request.

6.2 GENERAL CONDITIONS FOR ACCOMMODATIONS. The Borrower shall not be entitled to any Accommodations (other than by Conversion or Rollover) after the Closing Date unless and until the conditions precedent set forth in this section 6.2 have been satisfied, fulfilled or otherwise met, in each case in a manner and in form and substance satisfactory to the Lenders.

     (1) Documents. The Credit Facility Documents (other than each Lender's form of application, undertaking, indemnity and agreement in respect of Letters of Credit, Bankers' Acceptances and IRRMs yet to be issued or entered into) shall have been executed and delivered to the Administrative Agent, and all registrations, filings or recordings necessary or desirable to preserve, protect or perfect the enforceability and first priority of the Liens created by the Security (subject only to Permitted Encumbrances) shall have been completed.

     (2) Representations and Warranties. All of the representations and warranties contained herein or in any other Credit Facility Document shall be true and correct in all material respects on and as of such date as though made on and as of such date (unless expressly stated to be made as of the Closing Date or some other specified date) and the Administrative Agent shall have received a certificate of a Senior Officer of the Borrower so certifying to the Lenders.

     (3) No Default. No Default or Event of Default shall have occurred and be continuing and the Administrative Agent shall have received a certificate of a Senior Officer of the Borrower so certifying to the Lenders.

     (4) Other. The Lenders shall have received such supporting and other certificates and documentation as the Lenders may reasonably request.

6.3 CONVERSIONS AND ROLLOVERS. The obligation of the Lenders to make any Accommodation by Conversion or Rollover under any of the Credit Facilities shall be subject to the condition precedent that no Default or Event of Default shall have occurred and be continuing, and a Senior Officer of the Borrower shall so certify to the Lenders in the applicable Accommodation Request.

6.4 DEEMED REPRESENTATION. Each of the giving of any Notice and the acceptance or use by the Borrower of the proceeds of any Accommodation shall be deemed to constitute a representation and warranty by the Borrower that on the date of such Notice and on the date of any Accommodation being provided and after giving effect thereto, the applicable conditions precedent set forth in this Article 6 shall have been satisfied, fulfilled or otherwise met.

6.5 CONDITIONS SOLELY FOR THE BENEFIT OF THE LENDERS. All conditions precedent to the entitlement of the Borrower to any Accommodations hereunder are solely for the benefit of the Lenders, and no other person shall have standing to require satisfaction or fulfilment of any condition precedent or that it be otherwise met and no other person shall be deemed to be a beneficiary of any such condition, any and all of which may be freely waived in whole or in part by the Lenders at any time the Lenders deem it advisable to do so in their sole discretion.

6.6 NO WAIVER. The making of any Accommodations without one or more of the conditions precedent set forth in this Article 6 having been satisfied, fulfilled or otherwise met shall not constitute a waiver by the Lenders of any such condition, and the Lenders reserve the right to require that each such condition be satisfied, fulfilled or otherwise met prior to the making of any subsequent Accommodations.

6.7 FINAL DATE FOR INITIAL ACCOMMODATION. In the event that the Closing Date does not occur prior to the close of business of the Administrative Agent in Vancouver on May 31, 2000, all obligations of the Lenders hereunder shall forthwith terminate without the necessity of any notice to the Borrower or any other person.

                                   ARTICLE 7
                        REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Lenders as set forth in this
Article 7, acknowledges that the Lenders are relying thereon in entering into this agreement and providing Accommodations from time to time, agrees that no investigation at any time made by or on behalf of the Lenders shall diminish in any respect whatsoever their right to rely thereon and agrees that all representations and warranties shall be valid and effective as of the date when given or deemed to have been given and to such extent shall survive the execution and delivery of this agreement and the provision of Accommodations from time to time.

7.1 EXISTENCE. Each MDA Party is a corporation duly incorporated and organized and is validly subsisting and in good standing under the laws of its jurisdiction of incorporation and the other jurisdictions set forth in schedule 4 annexed hereto, is duly qualified as a foreign or extra-provincial corporation, as the case may be, and is in good standing in all jurisdictions where the failure to so qualify would or could reasonably be expected to have a MAE.

7.2  CORPORATE AUTHORITY.   Each MDA Party has full corporate right, power and
     authority to enter into, and perform its obligations under, each Credit Facility Document to which it is or will be a party, and each MDA Party has full corporate power and authority to own and operate its properties and to carry on its business as now conducted or as contemplated to be conducted.

7.3 AUTHORIZATION, GOVERNMENTAL APPROVALS, ETC. The execution and delivery of this agreement and each other Credit Facility Document and each other document hereby or thereby contemplated to which it is or will be a party (including by way of assignment) and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of each MDA Party, and no Permit under any applicable Law or approval under any material contract, and (except for registration of the Security at public offices for the recording of Liens, and any steps required to be taken on enforcement of the Security) no registration, qualification, designation, declaration or filing with any Official Body having jurisdiction over each MDA Party, is necessary therefor or to perfect the same or to preserve the benefit thereof to the Lenders.

7.4 ENFORCEABILITY. This agreement has been duly executed and delivered by the Borrower and constitutes, and each other Credit Facility Document and each other document hereby or thereby contemplated to which each MDA Party is or will be party when executed by it will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to such qualifications as may be set forth in the opinion of the Borrower's counsel delivered pursuant to section 6.1.

7.5 NO BREACH. The execution and delivery by the Borrower of this agreement, and by each MDA Party of each other Credit Facility Document and each other document hereby or thereby contemplated to which it is or will be a party, and the performance by it of its obligations hereunder and thereunder, do not and will not:

     (1) conflict with or result in a breach of any of the terms, conditions or provisions of:

            (a) its constating documents;

            (b) any Law;

            (c) any contractual restriction binding on or affecting it or its properties; or

            (d) any writ, judgment, injunction, determination or award which is binding on it; or

     (2)    result in, or require or permit:

            (a) the imposition of any Lien (other than Permitted Encumbrances)
                on or with respect to any properties now owned or hereafter acquired by it; or

            (b) the acceleration of the maturity of any of its Debt under any contractual provision binding on or affecting it.

7.6 LITIGATION. As at the Closing Date, the Borrower is not aware of any actions, suits or proceedings (whether or not purportedly on its behalf) pending or threatened against or affecting any MDA Party before any Official Body which have a material likelihood of being determined adversely to it and could, if so adversely determined, reasonably be expected to have an MAE.

7.7 SUBSIDIARIES. As at the Closing Date: (a) the only subsidiaries of the Borrower are described in schedule 4 annexed hereto; (b) the Borrower and each subsidiary owns legally and beneficially (directly or indirectly) the respective portions of the outstanding shares in the capital of the corporations shown as its subsidiaries in schedule 4 annexed hereto; and
     (c) except as set forth in schedule 4 annexed hereto, no person has any agreement, option, right or privilege, whether by law, pre-emptive or contractual, capable of becoming an agreement or option for the purchase of securities in the capital of any MDA Party.

7.8 COMPLIANCE. The Borrower is not aware of any basis that any MDA Party may be, and no MDA Party has received notice that it is alleged to be, in breach of:

     (1) any Permit or mandatory requirement or directive of any Official Body having jurisdiction relating to its business or assets (including under Environmental Laws); or

     (2)    any other Law applicable to its business or assets;

     where such breach or alleged breach, if the allegation were proven to be correct, has or could reasonably be expected to have an MAE.

7.9 NO DEFAULT. No Default or Event of Default has occurred and is continuing.

7.10 MATERIAL CONTRACTS. As at the Closing Date, all material contracts to which any MDA Party is a party are in full force and effect, all conditions precedent thereunder have been satisfied or waived, no MDA Party is in breach thereunder and the Borrower is not aware of any breach thereunder by any counterparty, save for any such matter which has not had and could not reasonably be expected to have an MAE.

7.11 PERMITS. All Permits (including environmental Permits) as are required to conduct the respective businesses of the MDA Parties have been obtained or are expected to be obtained in the normal course, save where failure to obtain same has not had and could not reasonably be expected to have an MAE.

7.12 OWNERSHIP OF ASSETS. The MDA Parties own or have legally enforceable interests in all assets and property (including intellectual property) necessary to the operation of their respective businesses, in each case free and clear of all Liens other than Permitted Encumbrances, and which assets and property do not at the Closing Date include any material real property interests.

7.13 TAX RETURNS. Each MDA Party has filed all Tax returns which are required to be filed and has paid all Taxes which have become due pursuant to such returns or pursuant to any assessment received by it, except any such Taxes which are being contested in good faith and by proper proceedings and for which adequate reserves have been maintained (and no Liens (except Permitted Encumbrances) have attached).

7.14 FINANCIAL STATEMENTS. The audited financial statements of the Borrower as of and for the period ended December 31, 1999, copies of which have been delivered to the Administrative Agent, were prepared in accordance with Cdn. GAAP and present fairly, as at the date thereof, the consolidated financial position of the Borrower, and since December 31, 1999 to the date hereof there has not been (and at the Closing Date there will not have been), any material adverse change in such consolidated financial position.

7.15 EXPROPRIATION. None of the Collateral has been the subject of a Taking by any competent Official Body that has resulted in an MAE or that could reasonably be expected to have an MAE, nor has any notice or proceeding in respect of any such Taking been given or commenced nor is the Borrower aware of any intent or proposal to give any such notice or to commence any such proceeding.

7.16 MAE. As at the Closing Date, no event or circumstance has or will have occurred which has, or could reasonably be expected to have, an MAE.

7.17 CERTAIN FINANCIAL ASSISTANCE.   As at the Closing Date, no MDA Party has
     any outstanding loans or advances constituting borrowed monies owed to it by any of its directors, officers or shareholders or any of its or their respective affiliates (which term shall for this purpose include any person that is controlled directly or indirectly by the Borrower and another person on a 50/50 basis), except for demand unsecured advances made by MDA Parties to subsidiaries of the Borrower on an unsecured basis in the ordinary course of business to fund operations.

7.18 DISCLOSURE. All information heretofore supplied to the Administrative Agent and the Lenders by or on behalf of the Borrower is, with respect to factual matters, true and correct in all material respects and is, with respect to projections, forecasts and other matters being the subject of opinion, believed on reasonable grounds to be true and correct in all material respects and, to the extent based upon assumptions, such assumptions are believed to be reasonable in the circumstances.

                                   ARTICLE 8
                                    SECURITY

8.1 SECURITY. As continuing collateral security for the payment and performance of the Obligations and the obligations of the Borrower and its subsidiaries in respect of Bilateral L/C's (to a maximum aggregate face amount at any one time of $5 million) and under all IRRMs entered into with any Lenders, there shall be executed and delivered to the Administrative Agent the following documents, each of which documents shall be in form and substance satisfactory to the Lenders:

     (1)    a Guarantee from each Designated Subsidiary;

     (2)    a GSA from each MDA Party;

     (3) a Debenture from each MDA Party that owns or has an interest in material real property, which Debenture may subsume the GSA that would otherwise have been given by such MDA Party (it being acknowledged by the Lenders that as at the Closing Date no Debenture is required);

     (4) the performance security guarantees issued by EDC in favour of the issuers of EDC-Insured Letters of Credit;

     (5) any security instruments or documentation required by the Administrative Agent in connection with the renewal of any of the foregoing security or granted supplemental to such security and such other security and supporting documents reasonably required by the Administrative Agent from time to time to perfect the above security or renewals therefor or reasonably required by the Administrative Agent to give effect to this agreement, including each Lender's or Participant's form of undertaking with respect to Bankers' Acceptances, and each Lender's form of application for and indemnity in respect of Letters of Credit.

8.2 DESIGNATION. The Borrower may from time to time by notice to the Administrative Agent:

            (a) remove a wholly-owned subsidiary as a Designated Subsidiary hereunder, on delivery to the Administrative Agent of a written request for such removal, and a certificate of a Senior Officer of the Borrower (and such other evidence as the Administrative Agent shall reasonably request) to the effect that such removal shall not cause a Default or Event of Default, following receipt of which the Administrative Agent shall provide to such subsidiary a release of its obligations under its Guarantee; and

            (b) designate a wholly-owned subsidiary as a Designated Subsidiary hereunder on delivery of the following to the Administrative
                Agent:

                (i)   a written request for such designation;

                (ii) in respect of such subsidiary, the various documents contemplated by section 6.1(2), (3), (4), (5) and (11);

                (iii) a Guarantee, GSA and (if applicable) Debenture from such subsidiary; and

                (iv) if required by section 8.3, a pledge of all shares in the capital of such subsidiary held directly or indirectly by the Borrower;

     following which the Administrative Agent shall so advise the Lenders.

8.3  SHARE PLEDGES.   The Borrower shall forthwith advise the Administrative
     Agent upon the release or termination of contractual restrictions against the granting of a pledge of shares in the capital of any Designated Subsidiary (which release or termination the Borrower shall exercise reasonable commercial efforts to obtain), and upon request will grant or cause to be granted to the Administrative Agent a pledge of all such shares held directly or indirectly by the Borrower as security for the Obligations and all IRRMs entered into with any Lenders, in such form as the Administrative Agent shall reasonably request. All pledges of shares shall include such share certificates (duly endorsed for transfer), powers of attorney (endorsed in blank), approvals of directors, shareholders or others as required for the pledge, and other supporting documents as the Administrative Agent shall reasonably request.

8.4 MATERIAL REAL PROPERTY. The Borrower shall forthwith advise the Administrative Agent of the acquisition by any MDA Party of any material real property interest, and upon request will grant or cause to be granted to the Administrative Agent a Debenture from such MDA Party as security for the Obligations and all IRRMs entered into with any Lenders.

8.5 CONTINUED PERFECTION OF SECURITY. The Borrower shall take such action and execute and deliver to the Administrative Agent such agreements, conveyances, deeds and other documents and instruments as the Administrative Agent shall reasonably request for the purpose of establishing, perfecting, preserving and protecting the Security and the Liens of the Security, in each case forthwith upon request therefor by the Administrative Agent and in form and substance satisfactory to the Lenders acting reasonably.

8.6 ESSENTIAL ASSETS. The Borrower shall take such action and execute and deliver to the Administrative Agent such agreements, conveyances, deeds and other documents and instruments as the Administrative Agent shall reasonably request for the purpose of ensuring that the Administrative Agent will always enjoy and the Security shall always comprise, for the benefit of the Lenders as security for the Obligations and any IRRMs to which any Lender(s) are a party, to the extent available at Law or under applicable contractual arrangements, a first-ranking and effective Lien over all essential assets such that the failure of the Administrative Agent to enjoy such a Lien thereon could reasonably be expected to result in (A) a material impairment of the ability of the Administrative Agent, the Lenders, their respective agent(s) or a receiver to effectively manage any material business of an MDA Party, or (B) a material reduction in the recovery from the Collateral on a realization of the Security.

                                   ARTICLE 9
                                   INSURANCE

9.1 INSURANCE. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to the business and assets of each MDA Party, in such amounts and against such liabilities, casualties, risks and contingencies existing from time to time as is customary for prudent owners and operators of similar businesses and similar property as reasonably required by the Lenders. Such policies shall be obtained, maintained and dealt with as set forth in this Article 9.

9.2 POLICIES. All policies of insurance referred to in section 9.1 shall show the Administrative Agent as an additional named insured, shall provide that they shall not be cancelled, lapsed or materially altered without 30 days' prior written notice to the Administrative Agent, and shall contain such other endorsements as shall reasonably be requested by the Administrative Agent.

9.3 EVIDENCE. The Borrower will provide to the Administrative Agent, on request from time to time, certified copies of all such policies. The Administrative Agent shall have no obligation to verify any information or statement contained in the certificates or documents delivered to it pursuant to this Article 9 or any duty to effect or maintain any insurance. The Administrative Agent shall not be responsible for any loss by reason of the failure to maintain or insufficiency of any insurance or by reason of the failure of any insurer to pay the full amount of any loss against which such insurer may have insured.

9.4 PAYMENT OF PREMIUMS. The Borrower will pay punctually, or cause to be paid, all premiums payable for the insurance required by this Article 9.

                                   ARTICLE 10
                                   COVENANTS

10.1 AFFIRMATIVE COVENANTS. Until the Obligations are paid and satisfied in full and this agreement has been terminated, the Borrower covenants as follows (and, unless it is expressly indicated below that a covenant shall apply only in respect of the Borrower, it will cause each Designated Subsidiary to comply with each such covenant as if same applied directly to such Designated Subsidiary):

     (1) Corporate Existence. It will do all things necessary to (a) maintain its corporate existence, and (b) to carry out its businesses in a proper and efficient manner in like manner as prudent operators of its businesses, including without limitation obtaining and maintaining in full force and effect all material Permits required for the conduct of its businesses. The Borrower shall immediately advise the Administrative Agent in writing of any change of corporate name, shareholdings (in the case of the Borrower, only with respect to dispositions of shares in the capital of the Borrower by the existing shareholders prior to an initial public offering by the Borrower, and excluding in all cases changes resulting from the exercise of employee stock options or trades in shares by employees), place of business (including the location of any material assets) or jurisdiction of domicile of any MDA Party, and promptly provide to the Administrative Agent copies of any amendments to the constating documents of any MDA Party.

     (2) Compliance with Laws, etc. It will comply in all material respects with all applicable Laws (including Environmental Laws) and Permits and do all things necessary to obtain, renew and maintain in good standing from time to time all Permits and duly observe all valid requirements of any Official Body (including those requirements respecting the protection of the environment, Release of Hazardous Materials, and occupational health and safety), except to the extent failure to do so does not, or could not reasonably be expected to, result in an MAE.

     (3) Payment of Taxes and Claims. It will file as and when required by applicable Law all Tax returns and will pay and discharge before the same shall become delinquent (a) all Taxes imposed upon it or upon its property, and (b) all lawful claims (including claims for labour, materials, supplies or services) which, if unpaid, might become a Lien upon its property, except in each case any such Tax or claim which is being contested in good faith and by proper proceedings and for which adequate reserves have been maintained and no Liens (except Permitted Encumbrances) have attached.

     (4) Keeping of Books. It will keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and its assets and business to permit the preparation of financial statements in accordance with Cdn. GAAP (or, in the case of entities outside of Canada, generally accepted accounting principles of local application).

     (5) Maintain Properties. It will maintain, preserve, protect and keep its properties which are essential to the ongoing operation of the businesses carried on by it in reasonable repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that such businesses may be properly conducted at all times, unless it determines in good faith that the continued maintenance of such properties is no longer economically desirable.

     (6) Pay Obligations to Lenders and Perform Other Covenants. It will make full and timely payment of the Obligations, whether now existing or hereafter arising, and duly comply with all the terms and covenants made by or applicable to it contained in each of the Credit Facility Documents, all at the times and places and in the manner set forth therein and, except for the filing of renewal statements and the making of other filings by or on behalf of the Administrative Agent as secured party, at all times take all action necessary to maintain the Liens provided for under or pursuant to this agreement and the Security as valid and perfected first Liens on the property intended to be covered thereby (subject only to Permitted Encumbrances) and supply all information to the Administrative Agent which is reasonably necessary for such maintenance.

     (7) Use of Proceeds. The Borrower will use the proceeds of all Accommodations made available to it only for the purposes set forth in section 2.1(2).

     (8) Financial and Other Reporting. The Borrower will deliver to the Administrative Agent:

            (a) within 90 days after the end of each Financial Year, a copy of the audited consolidated financial statements of the Borrower prepared in accordance with Cdn. GAAP including (before an initial public offering by the Borrower) segmented business information and appropriate management discussion and analysis;

            (b) within 45 days after the end of each Financial Quarter other than the final Financial Quarter, a copy of the unaudited consolidated financial statements of the Borrower certified by a Senior Officer and details of any acquisitions not previously advised to the Administrative Agent

            (c) with each of the financial statements in (a) and (b) above, a compliance certificate signed by a Senior Officer, including calculations demonstrating compliance with sections 10.2(1),
                (9), (11), (12) and (13);

            (d) [intentionally deleted];

            (e) within 15 days after the end of each reporting period, a copy of the progress report to CSA under the Radarsat Contract, and a report on the status of CSA funding under the Radarsat Contract;

            (f) within 10 days thereof, notice of completion of funding by CSA under the Radarsat Contract; and

            (g) such other information as the Administrative Agent acting on behalf of the Lenders may reasonably request from time to time.

     (9) Notice of Certain Events. It will promptly notify the Administrative Agent in writing of:

            (a) any Default or Event of Default;

            (b) any material default under any agreement regarding the Debt of any MDA Party to any person exceeding $1 million in the aggregate (or the equivalent amount in other currencies);

            (c) any notice of any litigation or any action by any Official Body or any action, suit, proceeding or investigation (or any basis therefor) pending, or to the best of its knowledge threatened, against or affecting any MDA Party before any Official Body that has or may reasonably be expected to have an MAE;

            (d) any other occurrence in respect of the assets, businesses, operations or condition, financial or otherwise (including by virtue of any environmental liability, occurrence, claim or proceeding) of any MDA Party, that has or may reasonably be expected to have an MAE;

            (e) any breach or receipt of written allegation of a breach by any party, force majeure or dispute under any material contract, or if a material contract shall no longer be in force, where any of the foregoing has or could reasonably be expected to have an MAE;

            (f) any "SLA Material Breach" under and as defined in the BC Online
                Agreement which has remained uncured for over five Business Days, and (until same is cured) weekly progress reports detailing plans and actions taken to cure same;

            (g) promptly following the filing thereof, copies of all reports, statements and other material provided to shareholders, and material change reports provided (other than on a confidential basis) to applicable securities regulatory agencies, by the Borrower; and

            (h) from time to time, upon request by the Administrative Agent,  a certificate from a Senior Officer of the Borrower as to whether or not a Default or Event of Default has occurred and is continuing, and such other information as the Administrative Agent acting on behalf of the Lenders may reasonably request from time to time.

     (10) Visitation, Inspection, etc. It will permit the Lenders and their respective representatives and consultants to visit and inspect any of its assets, to examine its books and records and to make copies and take extracts therefrom (as reasonably required, and subject to contractual confidentiality obligations of the relevant MDA Party), and to discuss its affairs, finances and accounts with its officers or its independent auditors (in the presence of the Borrower's personnel), all at such reasonable times and as often as the Lenders may reasonably request through the Administrative Agent.

     (11) Expropriation and Other Transactions. It will give prompt notice to the Administrative Agent should the Collateral or any part thereof be taken by reason of any Taking or should it receive any notice or other information regarding such proceedings.

     (12) Environmental Indemnity. It will indemnify and hold harmless the Administrative Agent and each Lender and their respective directors, officers, employees, agents and representatives from and against any and all third party liabilities, claims, demands, actions and causes of action, fines and other penal or administrative sanctions (collectively, "CLAIMS") suffered by the indemnitees arising directly or indirectly out of any breach of any Environmental Law, or any Release or the presence of Hazardous

            Materials, at any time relating to the Collateral; provided that such indemnity shall not apply in respect of any Claims occurring:

            (a) by reason of any actions or omissions of or by the indemnitee or any receiver appointed by or at the request of the Administrative Agent or the Lenders in operating the Collateral during the course of realization of the Security, unless such actions or omissions are found to have been conducted or omitted, as applicable:

                (i) in the course of operating such Collateral in substantially the same manner as the same was operated while it was being operated by the relevant MDA Party; or

                (ii) in accordance with good industry practice as in effect at the time of such operations of the indemnitee or the receiver; or

            (b) after the Collateral shall have been disposed of by the
                Administrative Agent or the Lenders or any receiver to any third party or parties in the course of realization on the Security; except where such Claims arise by reason of any act or omission of or by the relevant MDA Party, or of or by the Administrative Agent or the Lenders or a receiver (if the Administrative Agent or the Lenders or the receiver would have been entitled to indemnification hereunder if such Claims had been raised prior to such disposition), occurring prior to the disposition.

            The obligations of the Borrower under this section 10.1(12) shall survive the payment and performance of the Obligations.

     (13) Material Contracts. It will comply with, and diligently enforce, all material obligations under material contracts, save where failure to do so neither has, nor could reasonably be expected to have, an MAE, and without limiting the generality of the foregoing will use reasonable commercial efforts to cure any matter referred to in a notice given under section 10.1(9)(f).

     (14) Acquisitions. The Borrower: (a) will provide 15 Business Days' prior written notice to the Administrative Agent of any proposed acquisition or investment in a person by the Borrower or any subsidiary for a purchase price or investment in excess of $10 million, together with:

                (i) a summary of the material terms and conditions of the acquisition or investment;

                (ii) a summary of specific assets and expected cashflows in respect of the acquisition or investment and a summary of the material terms of all material agreements entered into or to be entered into, in each case if requested by the Administrative Agent; and

                (iii) such other information as the Administrative Agent shall reasonably request; and

            (b) where such transaction involves an acquisition of or investment in a Non-Recourse Subsidiary or Special Subsidiary in excess of the threshold (as defined in the next sentence), the Borrower shall not proceed unless and until it shall receive the written approval of the Lenders, which approval will not be unreasonably withheld. For the purposes of the foregoing, the "threshold" at any time shall be 25% of Equity as determined in accordance with the financial statements most recently delivered to the Administrative Agent under section 10.1(8).

     (15) Title. Except for disposition permitted hereby, it will maintain and, as soon as reasonably practicable, defend and take all action necessary or advisable at any time and from time to time to maintain and defend its right, title and interest in and to all Collateral and the priority and enforceability of the Security and the Liens of the Security.

     (16) Share Ownership. The Borrower will maintain its ownership (direct or indirect) of all (or, to the extent permitted by the definition of wholly-owned subsidiary, no less than 85%) of the outstanding shares in the capital of each Designated Subsidiary.

     (17) IRRMs. Each MDA Party shall enter into IRRMs only for non-speculative purposes.

     (18) Further Assurances. It will at its cost and expense, upon request of the Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, to the Administrative Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Administrative Agent to carry out more effectually the provisions and purposes of this agreement and the other Credit Facility Documents.

10.2 NEGATIVE COVENANTS. Until the Obligations are paid and satisfied in full and this agreement has been terminated, and in addition to any other covenants herein set forth, the Borrower covenants and agrees that it will not take any of the actions set forth in this section 10.2 or permit or suffer same to occur without the prior written consent of the Lenders.

     (1) Debt. The subsidiaries of the Borrower (except for Designated Subsidiaries and Non-Recourse Subsidiaries) shall not incur or suffer to exist any Debt in excess of (for all such subsidiaries in the aggregate) $10 million.

     (2) Liens. Neither it nor any other MDA Party will create, incur or otherwise permit to exist any Lien on any of its assets, other than Permitted Encumbrances.

     (3) Merger, etc. Neither it nor any other MDA Party will merge, consolidate or amalgamate with or into, or sell, convey, transfer, lease or otherwise dispose of (in one transaction or a series of transactions) all or substantially all of its assets to, any other person, unless:

            (a) the resulting, surviving or transferee person shall be a person organized and existing under the laws of Canada or any province thereof;

            (b) such person expressly assumes on terms and conditions as to legal effect satisfactory to the Lenders the obligations of such MDA Party hereunder and under all other Credit Facility Documents to which such MDA Party is a party;

            (c) in the case of such a transaction involving an MDA Party, such person is directly or indirectly owned by the Borrower;

            (d) immediately after giving effect to such transaction on a pro forma basis no Default or Event of Default shall have occurred and be continuing; and

            (e) the Borrower shall have delivered to the Administrative Agent a certificate of a Senior Officer and an opinion of counsel, each stating that such transaction complies herewith.

     (4)    Other Business.   Neither it nor any subsidiary will enter into any
            new line of business, or terminate any existing business or material contract, where such action has or could reasonably be expected to have an MAE.

     (5) Financial Year. Neither it nor any Designated Subsidiary will change its Financial Year.

     (6) Sale of Assets. Neither it nor any Designated Subsidiary will directly or indirectly consummate any Asset Disposition other than an Asset Disposition to another MDA Party and any of the following:

            (a) the sale, licensing or sub-licensing of data or other inventory in the ordinary course of business;

            (b) dealings in cash and securities permitted hereby;

            (c) a disposition of an asset that is replaced within a reasonable period of time with an asset of equal or greater utility;

            (d) a disposition at fair market value of an obsolete or unuseable asset not required for the continued operation of its business;

            (e) a disposition made in compliance with section 10.2(3);

            (f) the disposition of specific accounts receivable from CSA under the Radarsat Contract in connection with the financing of the launch of Radarsat II, on terms and conditions satisfactory to the Lenders, acting reasonably;

            (g) the disposition of a receivable under and in accordance with the receivable purchase agreement dated May 8, 1998 between the Borrower and EDC; and

            (h) other Asset Dispositions not covered by the foregoing, to the extent that the fair market value of the assets disposed of do not in the aggregate in any one Financial Year exceed $5 million.

     (7) Distribution. Prior to completion of an initial public offering or any private equity offering of the Borrower, the Borrower shall not pay any dividends on its shares or issue any shares other than for cash, except as may be required to effect any of the transactions contemplated under the subscription agreement dated December 22, 1999 among the Borrower, CAI Capital Partners and Company I, Limited Partnership, CAI Partners and Company II, Limited Partnership, CAI Capital Partners and Company II-C, Limited Partnership, 597858 B.C. Ltd., and Orbital Sciences Corporation and the related agreements entered into as contemplated, or repurchase of any shares, except any purchases of shares as may be required with respect to employees of the Borrower.

     (8) Non-Arms' Length Transactions. No MDA Party will enter into any transactions with parties with whom it does not deal at arms' length except on competitive terms consistent with an arm's length transaction and current market conditions.

     (9) Financial Assistance. No MDA Party shall provide any form of financial assistance (whether by way of loan, guarantee or otherwise) to any person other than another MDA Party or a wholly-owned subsidiary of the Borrower at any time in excess of (for all MDA Parties together) $10 million.

     (10) Ibid. The Borrower will not make any loan to, or guarantee of the indebtedness of, or otherwise provide financial assistance to any of its directors, officers or shareholders.

     (11)   Net Position.   The aggregate liabilities (excluding amounts owed
            to it by any of its subsidiaries which are consolidated with the Borrower under normal course funding arrangements) owed to the Borrower by its affiliates (which term shall for this purpose include any person that is controlled directly or indirectly by the Borrower and another person on a 50/50 basis), which affiliates are not Designated Subsidiaries or Non-Recourse Subsidiaries, net of the aggregate liabilities owed by the Borrower to such affiliates (excluding management fees and borrowed monies owed by the Borrower) will not exceed $5 million at any time; provided that the payment terms, or agreed terms of repayment or due date of any amount which may become owed to the Borrower or any subsidiary by any affiliate (other than a subsidiary of the Borrower) may not be extended or amended without the approval of the Lenders, acting reasonably.

     (12)   Management Fees.   Neither the Borrower nor any subsidiary will
            make any payment in respect of any consulting, licensing, management or administration fee or charge or any similar fee or charge paid or payable by any of its affiliates ("MANAGEMENT FEES"), save and except that (i) the Borrower may make payment on account of Management Fees to any of its subsidiaries, (ii) any of its subsidiaries may make payments on account of Management Fees to the Borrower or any other subsidiary of the Borrower, and (iii) the Borrower may make, and may permit its subsidiaries to make, payments on account of Management Fees in any Financial Year of up to $1 million to any affiliate which is not the Borrower or any of its subsidiaries (in each case in the aggregate for all such payments made by the Borrower together with its subsidiaries in any such Financial Year).

     (13)   Financial Ratios.  The Borrower will not permit:

            (a) the ratio of Consolidated Debt to EBITDA to exceed 3:1;

            (b) the ratio of the sum of Consolidated Debt and Subordinated Debt to EBITDA to exceed 5:1; or

            (c) the ratio of EBITDA to Interest Expense to fall below 4:1;

            in each case calculated as at the end of each Financial Quarter on the basis of the four Financial Quarters then ended; or

            (d) Equity to fall below the sum of (i) $50 million, (ii) 75% of consolidated net income of the Borrower for each Financial Year from and including the Financial Year ending December 31, 2000, and (iii) 100% of the proceeds (net of customary transaction costs) from the treasury issue of securities by the Borrower.

10.3 ADMINISTRATIVE AGENT MAY PERFORM COVENANTS. If an MDA Party shall fail to perform or observe any covenant on its part contained herein or in any other Credit Facility Document, the Administrative Agent may, in its sole discretion acting reasonably, and shall upon the instructions of the Majority Lenders, perform any of the said covenants capable of being performed by the Administrative Agent and, if any such covenant requires the payment or expenditure of money, the Administrative Agent may make such payment or expenditures with its own funds or with money borrowed for that purpose (but the Administrative Agent shall be under no obligation to do so); provided that the Administrative Agent shall first have provided written notice of its intention to the Borrower and a reasonable opportunity (not to exceed 20 days, or such longer period as the Lenders shall approve) to cure the failure. All amounts paid by the Administrative Agent pursuant to this section 10.3 shall be repaid by the Borrower to the Administrative Agent on demand therefor, shall form part of the Obligations and shall be secured by the Security. No payment or performance under this section 10.3 shall relieve the Borrower from any Event of Default.

                                   ARTICLE 11
                            CHANGES IN CIRCUMSTANCES

11.1 ILLEGALITY. If the enactment of any applicable Law in Canada or any province or territory or other political subdivision thereof, or any change therein or in the interpretation or application thereof by any Official Body or compliance by a Lender with any guideline, official directive, request or direction (whether or not having the force of Law) of any Official Body in Canada or any province or territory or other political subdivision thereof, hereafter makes it unlawful for a Lender to make, fund or maintain any type of Accommodation or to give effect to its obligations in respect of such type of Accommodation, such Lender may, by written notice thereof to the Borrower and to the Administrative Agent, declare its obligations under this agreement in respect of such type of Accommodation to be terminated, whereupon the same shall forthwith terminate, and the Borrower shall within the time required by such Law (or at the end of such longer period as such Lender at its discretion has agreed) repay or effect a Conversion of the Principal Outstanding in respect of such type of Accommodation from such Lender, and shall pay all accrued interest and fees payable hereunder and all Increased Costs incurred in connection with the termination or Conversion of such type of Accommodation.

11.2 CIRCUMSTANCES REQUIRING DIFFERENT PRICING. If, on or before any date on which an interest rate is to be determined on the basis of LIBOR, either:

     (1) the Administrative Agent determines that it will not be possible to determine LIBOR for the applicable Interest Period or in the applicable amounts; or

     (2) the Administrative Agent determines or receives notice from a Lender that LIBOR will not adequately reflect the cost of making, funding or maintaining LIBOR Advances for the applicable Interest Period;

     then, the Administrative Agent shall forthwith give notice of such event to the Borrower and each Lender, whereupon the obligations of the Lenders to make LIBOR Advances to the Borrower shall be suspended until the Administrative Agent gives notice to the Borrower and the Lenders that the circumstances giving rise to such determination no longer exist.

11.3 IBID. If the Administrative Agent determines or receives notice from a Lender that, by reason of circumstances affecting financial markets inside or outside Canada, deposits of US Dollars are unavailable to one or more Lenders in such markets, then,

     (1) it shall so notify the Borrower and all Lenders and the right of the Borrower to select any affected type of Accommodation shall be suspended;

     (2) if any affected type of Accommodation is not yet outstanding, any applicable Notice shall be cancelled insofar as it relates to that type of Accommodation and that type of Accommodation requested therein shall not be made in that form, without affecting the right of the Borrower to request another type of Accommodation; and

     (3) if any affected type of Accommodation is already outstanding at any time when the right of the Borrower to select such type of Accommodation is suspended, it shall upon ten days' notice to the Borrower become a Prime Rate Advance by Conversion, in the case of a LIBOR Advance on the last day of the then current Interest Period applicable thereto (or on such earlier date as may be required to comply with applicable Law, and upon payment of all Increased Costs arising therefrom).

11.4 INCREASED COSTS.  If:

     (1) the enactment or amendment of any Law or any change in the interpretation or application thereof by any Official Body; or

     (2) compliance by any Lender with any amendment or change to any existing directive, request or requirement (whether or not having the force of Law) of any Official Body (including, without limitation, the Bank for International

            Settlements' Paper on Capital Convergence, as implemented in Canada by the Office of the Superintendent of Financial Institutions' Release dated August 19, 1988 and any further or other document), or with any new such directive, request or requirement;

     shall have the effect of:

     (3) increasing the cost to such Lender of performing its obligations under this agreement or in respect of any Accommodation, including the costs of maintaining any capital, reserve or special deposit requirements with respect to this agreement or any Accommodation or with respect to its obligations hereunder or thereunder;

     (4) requiring such Lender to maintain or allocate any capital (including a requirement affecting such Lender's allocation of capital to its obligations) or additional capital in respect of its obligations under this agreement or in respect of any Accommodation or otherwise reducing the effective return to such Lender under this agreement or in respect of any Accommodation or on its total capital as a result of entering into this agreement or making any Accommodation;

     (5) reducing any amount payable to it by or in an amount it deems material (other than a reduction resulting from a higher rate of income or capital Tax or other special Tax relating to such Lender's income or capital in general); or

     (6) causing such Lender to make any payment or to forgo any return on or calculated by reference to any amount received or receivable by such Lender under this agreement or in respect of any Accommodation;

     such Lender may give notice to the Borrower (with a copy to the Administrative Agent) specifying the nature of the event giving rise to such additional cost, reduction, payment or forgone return and the Borrower shall promptly pay such amounts as such Lender may specify to be necessary to compensate it for any such additional cost, reduction, payment or forgone return. A certificate setting out, in reasonable detail, the amount of any such additional cost, reduction, payment or forgone return, submitted in good faith by such Lender to the Borrower, shall be conclusive and binding for all purposes absent demonstrated error.

     If such circumstances continue in effect for 60 consecutive days, on request from the Borrower, the Borrower and the Administrative Agent shall use their reasonable best efforts to arrange for one or more other persons (in this section 11.4, the "ASSUMING LENDER") reasonably satisfactory to the Borrower and the other Lenders to assume all or a portion of the relevant Commitments and acquire the outstanding Accommodations and other rights and interests of the affected Lender hereunder. The assuming Lender and affected Lender shall execute all such documents as may be reasonably required by the Administrative Agent and the Borrower to effect such assumption and acquisition. Failing such assumption and acquisition, the Borrower may effect a prepayment and cancellation of the relevant Commitments of the affected Lender (without reducing or prepaying the Commitment(s) of any other Lender(s));

11.5 INDEMNIFICATION.

     (1) Matching Funds. The Borrower shall promptly pay to each Lender any amounts required to compensate such Lender or its Participants for any breakage or similar cost, loss, cost of redeploying funds or other cost or expense suffered or incurred by such Lender or Participant as a result of:

            (a) any payment being made by the Borrower in respect of a LIBOR
                Advance or a Bankers' Acceptance (due to acceleration hereunder or a mandatory repayment or prepayment of principal or for any other reason) on a day other than the last day of an Interest Period or the maturity date applicable thereto; provided that, where the event giving rise to such payment is a mandatory repayment or prepayment, the Borrower may at its option instead deposit the amount of the repayment or prepayment to a segregated account pending expiry of the existing Interest Period or (as the case may be) maturity of outstanding Bankers Acceptances, and the monies in such segregated account shall be applied by the Administrative Agent to the required repayment or prepayment on the expiry of such Interest Period or maturity of such Bankers Acceptance;

            (b) the Borrower's failure to give notice in the manner and at the times required hereunder; or

            (c) the failure of the Borrower to fulfil or honour, before the date specified for any Accommodation, the applicable conditions set forth in Article 6 or to accept an Accommodation after delivery of a Notice in the manner and at the time specified in such Notice.

            A certificate of such Lender submitted to the Borrower (copy to the Administrative Agent) as to the amount necessary to so compensate such Lender or its Participants shall be conclusive evidence, absent demonstrated error, of the amount due from the Borrower to such Lender.

     (2) General. Subject to section 10.1(12), the Borrower agrees to indemnify the Administrative Agent, the Lenders and their respective affiliates, and the directors, officers and employees of each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the indemnitees or any of them, related to or arising out of the transactions contemplated hereunder or under any other Credit Facility Document; provided that no amount shall be payable under this section 11.5(2) to the extent that same arises out of the gross negligence or wilful misconduct of an indemnified person, or out of a breach by it of the terms of this agreement or any other Credit Facility Document.

11.6 TAXES, COSTS, ETC.

     (1) Gross-Up. Any and all payments by the Borrower under this agreement or any other Credit Facility Document shall be made free and clear of and without deduction or withholding for Taxes unless such Taxes are required by Law to be deducted or withheld. If the Borrower shall be required by Law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or thereunder:

            (a) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this section) the relevant Lender receives an amount equal to the sum it would have received if no deduction or withholding had been made;

            (b) such Borrower shall make such deductions or withholdings; and

            (c) such Borrower shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable Law.

     (2) Pay Taxes. The Borrower shall pay all Taxes which arise from any payment made hereunder or under any other Credit Facility Document or from the execution, delivery or registration of, or otherwise with respect to, this agreement or such other Credit Facility Document.

     (3) Indemnity. The Borrower shall indemnify and save harmless each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this section) paid by such Lender and any liability (including penalties, interest and expense) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date the Lender makes written demand therefor. A certificate as to the amount of such Taxes submitted by the Lender to the Borrower (copy to the Administrative Agent) shall be conclusive evidence, absent demonstrated error, of the amount due from the Borrower to such Lender.

     (4) Survival. Without prejudice to the survival of any other agreement or obligation of the Borrower hereunder or under any other Credit Facility Document, the obligations of the Borrower under this section 11.6 shall survive the payment and performance of the Obligations.

     (5) Lenders. The Lenders shall endeavour to limit the incidence of any additional amounts payable under this section 11.6, and the Borrower shall thereafter not be obligated to pay any such amounts should the cause of same be rescinded, removed, repealed or withdrawn.

                                   ARTICLE 12
                               EVENTS OF DEFAULT

12.1 EVENTS OF DEFAULT. Each of the events set forth in this section 12.1 shall constitute an "EVENT OF DEFAULT".

     (1)    Payment.  The Borrower shall fail:

            (a) to pay the principal amount of any Advance when the same becomes due and payable;

            (b) to reimburse any Lender in respect of any Bankers' Acceptance or Letter of Credit, or pay the Face Amount thereof, when required hereunder; or

            (c) to pay any interest or fees hereunder when the same becomes due and payable;

            and in any such case such failure shall remain unremedied for a period of three Business Days.

     (2) Representations and Warranties Incorrect. Any of the representations or warranties made or deemed to be made by an MDA Party in any Credit Facility Document shall prove to be or have been incorrect in any material respect when made or deemed to be made.

     (3)    Failure to Perform Covenants.   Other than in respect of those
            covenants referred to in section 12.1(4), any MDA Party or subsidiary shall fail to perform or observe any covenant contained in this agreement or any other Credit Facility Document on its part to be performed or observed or otherwise applicable to it; provided that, if such failure is capable of being remedied, no Event of Default shall have occurred as a result thereof unless and until such failure shall have remained unremedied for 30 days after the earlier of (i) written notice thereof given to the Borrower by the Administrative Agent, and (ii) such time as such person is aware of same.

     (4) Ibid. Any MDA Party or subsidiary shall fail to perform or observe any covenant contained in section 10.1(1)(a) or section 10.2 on its part to be performed or observed or otherwise applicable to it.

     (5) Cross-Default. Any event shall occur and shall continue after the applicable grace period (if any) specified in any agreement or instrument relating to any Debt of any MDA Party to any person or persons exceeding $5 million (or the equivalent amount in other currencies), as a result of which the creditor may declare the principal thereof to be due and payable.

     (6)    Voluntary Events of Bankruptcy.  Any MDA Party shall:

            (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, administrator, trustee, liquidator or other similar official for itself or for all or any part of its assets;

            (b) generally not pay its debts as such debts become due or admit in writing its inability to pay its debts generally, or declare any general moratorium on its indebtedness;

            (c) commit an act of bankruptcy, or make a general assignment for the benefit of creditors or a proposal under the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or a similar Law of any applicable jurisdiction;

            (d) institute any proceeding seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, insolvency, reorganization, relief or protection of debtors or at common law or in equity; or

            (e) take any corporate action to authorize any of the actions described in this section 12.1(6).

     (7)    Involuntary Events of Bankruptcy.  Any proceeding against an MDA
            Party:

            (a) has adjudicated it a bankrupt or insolvent;

            (b) has resulted in the liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection or relief or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, insolvency, reorganization, relief or protection of debtors, or at common law or in equity; or

            (c) has resulted in the appointment of a receiver, custodian, administrator, trustee, liquidator or other similar official for it or any material part of its assets, and such appointment has not been stayed or discharged by it within 60 days from the date made.

     (8) Execution. All or any material part of the assets of an MDA Party are attached, executed, sequestered or distrained upon or become subject to any order of a court or other process and such attachment, execution, sequestration, distraint, order or process
            (a) relates to claims in the aggregate in excess of $5 million (or the equivalent amount in other currencies), and (b) such MDA Party shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, or deposit with the Administrative Agent cash collateral or other security satisfactory to the Lenders in the amount of the claim, within 60 days from the date of entry thereof.

     (9) Judgments. Judgment for the payment of money (unless fully insured) in the aggregate in excess of $5 million (or the equivalent amount in other currencies) shall be rendered by a court of competent jurisdiction against such MDA Party shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, or deposit with the Administrative Agent cash collateral or other security satisfactory to the Lenders in the amount of the judgment, within 60 days from the date of entry thereof.

     (10) Security Unenforceable. Any Credit Facility Document shall become unenforceable or the Lien of any of the Security shall cease to rank in priority in the manner contemplated herein or in the Security other than by reason of the direct act or omission of the Administrative Agent or the Lenders.

     (11)   MAE.  An MAE.

     (12) Assets. The aggregate of the total assets of the MDA Parties, calculated on an unconsolidated basis as at the date of the most recent quarterly financial statements delivered under section 10.1(8) (but excluding any duplication of assets that result from an intercompany equity investment and excluding equity in non-consolidated related parties), shall constitute less than 85% of the aggregate of the total assets of the Borrower and its consolidated subsidiaries (but excluding all Non-Recourse Subsidiaries and excluding equity in non-consolidated related parties); provided that, for this purpose, the total assets of an MDA Party shall not include assets which are subject to a Permitted Encumbrance of the nature described in item (o) or (p) thereof in priority to the Lien of the Security.

     (13) Revenues. The aggregate of the gross revenues of the MDA Parties shall constitute less than 85% of the aggregate of the gross revenues of the Borrower and its consolidated subsidiaries (but excluding all Non-Recourse Subsidiaries), calculated as at the date of the most recent quarterly financial statements delivered under section 10.1(8) for the four Financial Quarters then ended; provided that, for this purpose, the gross revenues of an MDA Party shall be reduced by the portion thereof attributable (determined on a basis satisfactory to the Lenders, acting reasonably) to assets which are subject to a Permitted Encumbrance of the nature described in item (o) or (p) thereof in priority to the Lien of the Security.

12.2 EFFECT.

     (1) General. Upon the occurrence and continuance of an Event of Default, except as provided in section 12.2(2), the Administrative
            Agent:

            (a) shall, at the request of Majority Lenders, by notice to the
                Borrower cancel all obligations of the Lenders in respect of the Commitments (whereupon no further Accommodations may be made and any Notice given with respect to an Accommodation occurring on or after the date of such notice or request shall cease to have effect); and

            (b) shall, at the request of Majority Lenders, by notice to the
                Borrower declare the Obligations to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

     (2) Specific Defaults. If any Event of Default specified in section 12.1(6) or 12.1(7) shall occur, then all obligations of the Lenders in respect of the Commitments shall be automatically cancelled and the Obligations shall be forthwith due and payable, all as if the request and notice specified in each of sections 12.2(1)(a) and 12.2(1)(b) had been received and given by the Administrative Agent.

     (3) Enforcement. Upon the occurrence of an Event of Default and acceleration of the Obligations, the Administrative Agent may, and shall at the request of Majority Lenders, commence such legal action or proceedings as it may deem expedient, including exercising and enforcing its rights and remedies under any Security, all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any of the property or assets of any MDA Party, or any other action, notice of all of which the Borrower hereby expressly waives. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Credit Facility Documents are cumulative and are in addition to and not in substitution for any other rights or remedies provided by Law; provided that nothing herein contained shall permit any Lender to take any steps which, pursuant to this agreement, may only be undertaken by or with the consent of all Lenders or the Majority Lenders. Nothing contained herein or in any Security now or hereafter held by the Administrative Agent, with respect to the Collateral or any part thereof, nor any act or omission of the Administrative Agent or any Lender with respect to such Security, shall in any way prejudice or affect the rights, remedies and powers of the Administrative Agent or the Lenders with respect to any other such Security.

12.3 RIGHT OF SET-OFF. Following the occurrence of an Event of Default and a declaration under section 12.2(1)(b) or the Obligations becoming due and payable under section 12.2(2), each Lender is hereby authorized by the Borrower at any time and from time to time to the fullest extent permitted by Law to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Debt at any time owing to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower then due and payable hereunder and unpaid, and without limitation the Administrative Agent may debit any account of the Borrower for any such Obligations, whether owed to the Administrative Agent in its capacity as Administrative Agent or Lender or owed to other Lenders. Each Lender shall promptly notify the Borrower and each other Lender after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders under this section 12.3 are, as between themselves, subject to section 14.1, and are in addition to all other rights and remedies (including other rights of set-off) which the Lenders may have.

12.4 CURRENCY CONVERSION AFTER ACCELERATION. At any time following the occurrence of an Event of Default and the acceleration of the Obligations, each Lender shall be entitled to convert, with two Business Days' prior notice to the Borrower, its unpaid and outstanding US Dollar Advances or any of them to Prime Rate Advances. Any such conversion shall be calculated so that the resulting Prime Rate Advances shall be the Equivalent Amount in Cdn. Dollars on the date of conversion of the amount of US Dollars so converted. Any accrued and unpaid interest denominated in US Dollars at the time of any such conversion shall be similarly converted to Cdn. Dollars, and such Prime Rate Advances and accrued and unpaid interest thereon shall thereafter bear interest in accordance with
     Article 3.

                                   ARTICLE 13
                    THE ADMINISTRATIVE AGENT AND THE LENDERS

13.1 AUTHORIZATION AND ACTION. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this agreement and the other Credit Facility Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this agreement or such other Credit Facility Documents, the

     Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully indemnified and protected in so acting or refraining from acting) upon the instructions of the Majority Lenders and such instructions shall be binding upon all Lenders; provided that the Administrative Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this agreement or such other Credit Facility Documents or applicable Law.

13.2 DUTIES AND OBLIGATIONS. The duties and obligations of the Administrative Agent hereunder shall be mechanical and administrative in nature, and Administrative Agent shall not have by reason of this agreement or any other Credit Facility Document any fiduciary relationship or duty with or to any Lender.

     Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under or in connection with this agreement or any other Credit Facility Document except for its or their own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, the Administrative Agent:

     (1) may treat any Lender as the payee of amounts attributable to such Lender's Commitment unless and until the Administrative Agent receives written notice of the assignment thereof signed by such Lender and the Administrative Agent receives the written agreement of the assignee that such assignee is bound hereby as if it had been an original Lender party hereto, in each case in form satisfactory to the Administrative Agent and otherwise in accordance with section 14.8;

     (2) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable to the Lenders for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts;

     (3) shall incur no liability under or in respect of this agreement or any other Credit Facility Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, facsimile or similar means of recorded communication) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder or thereunder;

     (4) may assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge to the contrary; and

     (5) may rely as to any matters of fact which might reasonably be expected to be within the knowledge of any person upon a certificate signed by or on behalf of such person.

     Further, the Administrative Agent:

     (6) does not make any warranty or representation to any Lender and shall not be responsible to any Lender for the accuracy or completeness of the documents, information or financial data made available to the Lenders in connection with the negotiation of this agreement, or for any statements, warranties or representations (whether written or oral) made in or in connection with this agreement or any other Credit Facility Document;

     (7) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this agreement or any other Credit Facility Document on the part of any MDA Party or any other person or to inspect any Project Assets (including books and records); or

     (8) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this agreement or any other Credit Facility Document.

     The Administrative Agent shall promptly distribute to the Lenders copies of all material received from the Borrower in compliance with the Borrower's reporting obligations hereunder.

13.3 ADMINISTRATIVE AGENT AND AFFILIATES. With respect to its Commitment and Accommodations made and to be made by it, the Administrative Agent, which is also a Lender, shall have the same rights and powers under this agreement and every other Credit Facility Document as any other Lender and may exercise the same as though it were not an Administrative Agent; and the terms "Lender" and "Lenders" shall, unless otherwise expressly indicated, include the Administrative Agent in its capacity as Lender. Each Lender (including the Administrative Agent) and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower and its affiliates, or any corporation or other entity owned or controlled by such persons, and any person which may do business with such persons, all as if it were not a party hereto and without any duty to account therefor to any Lender; provided that nothing in this section 13.3 shall affect in any manner whatsoever any covenant or other obligation on the part of the Borrower or any other person to be observed or performed under this agreement or any other Credit Facility Document.

13.4 LENDER CREDIT DECISION. It is understood and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and its affiliates. Accordingly, each Lender confirms to the Administrative Agent and each other Lender that it has not relied, and will not hereafter rely, on the Administrative Agent or any other Lender:

     (1) to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by or on behalf of the Borrower or any affiliate under or in connection with this agreement or any other Credit Facility Document or the transactions herein or therein contemplated (whether or not such information has been or is hereafter distributed to such Lender by the Administrative Agent or other Lender), or

     (2) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any affiliate.

     Each Lender acknowledges that a copy of this agreement has been made available to it for its review and that it is satisfied with the form and substance hereof.

13.5 INDEMNIFICATIONS. Each Lender shall indemnify the Administrative Agent, each affiliate thereof, and each respective director, officer, and employee of the Administrative Agent and of each such affiliate (to the extent not reimbursed by the Borrower), rateably with all other Lenders according to their respective Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent or any such affiliate, director, officer or employee in any way relating to or arising out of this agreement or any other Credit Facility Document or any action taken or omitted by the Administrative Agent or any such affiliate, director, officer or employee under this agreement or any other Credit Facility Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of an indemnitee. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent and each such affiliate, director, officer or employee promptly upon demand for its share (determined rateably as aforesaid) of any out-of-pocket expenses (including counsel fees) incurred by the indemnitee in connection with the preservation of any rights of the Administrative Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this agreement or any other Credit Facility Document, to the extent that the Administrative Agent or such affiliate, director, officer or employee is not reimbursed for such expenses by the Borrower.

13.6 SUCCESSOR AGENT. The Administrative Agent may, as hereinafter provided, resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with cause by the Majority Lenders. Upon any such resignation or removal, the Lenders, after consultation with the Borrower, shall have the right to appoint a successor Administrative Agent, which shall be a Lender. If no successor Administrative Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent shall on behalf of the Lenders forthwith designate one of the Lenders the pro tem successor Administrative Agent, and such designated Lender shall act as Administrative Agent hereunder pending the appointment of its successor. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from any further duties and obligations under this agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article 13 shall enure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this agreement.

13.7 SUB-AGENT OR CO-AGENT. At any time or times, in order to comply with any legal requirement in any province, state or other jurisdiction, or to facilitate the taking by the Administrative Agent of any action provided for in any Credit Facility Document, the Administrative Agent may appoint one or more trust companies, chartered banks or other persons (any of whom may, but need not be, a Lender) to act either as co-agent or sub-agent, jointly with the Administrative Agent or as a separate agent or agents on behalf of the Lenders, with such powers and authorities as the Administrative Agent deems necessary for the effective operation of the provisions of any Credit Facility Document. In the discretion of the Administrative Agent, any instrument or agreement appointing any such co-agent or sub-agent may include provisions for the protection of such co-agent or sub-agent similar to but no broader than the provisions of this Article 13. Upon the appointment of any such co-agent or sub-agent by the Administrative Agent, all references in this agreement and in all other Credit Facility Documents to the Administrative Agent shall thereafter be construed as references to such co-agent or sub-agent to the extent necessary in order to give effect to its powers, authorities and obligations.

13.8 ASSIGNMENT OF SECURITY. Upon the resignation or removal of the Administrative Agent pursuant to section 13.6, the Administrative Agent shall assign and transfer to the successor Administrative Agent all of its right, title and interest, as agent, in and to the Credit Facility Document. The successor Administrative Agent shall ensure that all required notices, registrations and filings in connection with such assignment are given or made, as the case may be, and the Borrower shall reimburse the successor Administrative Agent for and in respect of all of its reasonable costs and expenses in connection therewith.

                                   ARTICLE 14
                                 MISCELLANEOUS

14.1 SHARING OF PAYMENTS; RECORDS.

     (1)    Sharing.  If:

            (a) any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off pursuant to section 12.3 or at law or equity, or otherwise) on account of any Accommodation made by it (other than Increased Costs paid to it) in excess of its rateable share of payments on account of such Accommodation; or

            (b) (without regard to outstanding Increased Costs) any Lender shall at the time of acceleration of the Obligations have outstanding Obligations which are less than its rateable share of all outstanding Obligations;

            then such Lender shall forthwith purchase from the other Lenders such participations in the Accommodations made by such other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment or be owed the outstanding Obligations rateably with such other Lenders.

            In the case of paragraph (a) of this section 14.1(1), if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender's rateable share (according to the proportion that the amount such other Lender's required repayment bears to the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

            Any Lender purchasing a participation from another Lender pursuant to this section 14.1 may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

     (2) Records. The Principal Outstanding under the Credit Facilities, the unpaid interest accrued thereon, the interest rate or rates applicable to any unpaid principal amounts, the duration of such application, the date of acceptance or issue, Face Amount and maturity of all Bankers' Acceptances and Letters of Credit and the Commitments shall at all times be ascertained from the records of the Administrative Agent, which shall be conclusive absent demonstrated error.

14.2 AMENDMENTS, ETC.

     (1) Amendments - General. Subject to section 14.2(2), no amendment or waiver of any provision of this agreement or of any other Credit Facility Document, nor any consent to any departure by the Borrower or any affiliate herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     (2) Amendments - Unanimous. No amendment, waiver or consent shall, unless in writing and signed by all the Lenders:

            (a) waive any of the conditions specified in Article 6;

            (b) increase the Commitment of any Lender or subject any Lender to any additional obligation;

            (c) reduce the principal of, or interest on, or discount rate applicable to any Accommodation or any fees hereunder;

            (d) postpone any date fixed for any payment of principal of, or interest on, any Accommodation or any fees hereunder;

            (e) amend this section 14.2;

            (f) amend the definitions of "Majority Lenders";

            (g) except as permitted by section 10.2(3), permit a change in the
                Borrower or an assignment or transfer of any of its rights or obligations under any Credit Facility Document; or

            (h) release all or substantially all of the Security.

     (3) Amendments - Administrative Agent. No amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Lenders, affect the rights or duties of the Administrative Agent under any Credit Facility Document.

14.3 NOTICES, ETC.

     (1) Notices. Any and all notices or other communications required or permitted pursuant to this agreement shall be in writing and shall be personally delivered by courier or telecopied to the addressee at the address referred to below, in which case such notice or other communication shall conclusively be deemed to have been given to the addressee thereof on the day upon which it was delivered or received by telecopy if delivered or received prior to the relevant time on such day (or on the next Business Day if received after the relevant time or if received on a day that is not a Business Day). For this purpose, the "RELEVANT TIME" shall be 10:00 am (local time) in the case of a Notice, and 3:00 pm (local time) in all other cases. The addresses referred to above for the Borrower and the Administrative Agent are as follows, and in respect of the Lenders as set forth in Schedule 1 annexed hereto:

                Borrower

                MacDonald, Dettwiler and Associates Ltd.
                13800 Commerce Parkway
                Richmond, British Columbia
                V6V 2J3

                Attention: Treasurer

                Telecopy No.: (604) 278-1837

                Copy to:

                Elizabeth Harrison, Q.C.
                Farris Vaughn Wills & Murphy
                PO Box 10026, Pacific Centre South
                #2600, 700 West Georgia Street
                Vancouver, British Columbia
                V7Y 1B3

                Telecopy No.: (604) 661-9349

                Administrative Agent

                Royal Bank of Canada
                Global Banking - Agency
                South Tower, Royal Bank Plaza
                200 Bay Street
                Toronto, Ontario  M5J 2J5

                Attention:  Manager, Agency

                Telecopy No.  (416) 974-2407

                Copy to:

                Royal Bank of Canada
                23rd Flr., 335 - 8 Avenue S.W.
                Calgary, Alberta
                T2P 1C9

                Attention: Ian McArthur, Esq.

                Telecopy No.: (403) 233-8081

                Royal Bank of Canada
                2nd Flr., 1025 West Georgia
                Vancouver, British Columbia
                V7Y 1B3

                Attention: Gary Budd, Esq.

                Telecopy No.: (604) 665-6368

     (2) Change. Each party may change its address for service by written notice, given in the manner provided above, to the other parties and such change shall be effective upon the date the notice shall be deemed to be received.

     (3) Deliveries. All deliveries of financial statements and other documents to be made by the Borrower to the Lenders hereunder shall be made by making delivery of such financial statements and documents to the Administrative Agent (in sufficient copies for each Lender) to the address in section 14.3(1) or to such other address as the Administrative Agent may from time to time notify to the Borrower. All such deliveries shall be effective only upon actual receipt.

     (4) Notice Irrevocable. Each Notice shall be irrevocable and binding on the Borrower.

     (5) Reliance. The Administrative Agent may act upon the basis of telephonic notice believed by it in good faith to be from the Borrower prior to receipt of a Notice. In the event of conflict between the Administrative Agent's record of the applicable terms of any Accommodation and such Notice, the Administrative Agent's record shall prevail, absent demonstrated error.

14.4 NO WAIVER; REMEDIES. No failure on the part of the Administrative Agent or any of the Lenders to exercise, and no delay in exercising, any right under any Credit Facility Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right under any Credit Facility Document preclude any other or further exercise thereof or the exercise of any other right. The remedies herein and therein provided are cumulative and not exclusive of any remedies provided by Law.

14.5 EXPENSES. The Borrower shall pay to the Administrative Agent, on its own account and on behalf of the Lenders, all reasonable costs and expenses (including, without limitation, all legal fees and disbursements on a solicitor and his own client) incurred:

     (i) by the Administrative Agent in connection with this agreement, the other Credit Facility Documents and the Credit Facilities, including without limitation:

            (A) the negotiation of the term sheet and the negotiation, preparation, printing, execution, delivery, syndication and interpretation, both prior and subsequent to the Closing Date, of this agreement and any other Credit Facility Document (in this section 14.5, collectively, the "DOCUMENTS");

            (B) the performance by the Administrative Agent of its obligations and duties under any Document;

            (C) [intentionally deleted];

            (D) advice of counsel with respect to the administration of or other matters relating to the Credit Facility, any Document or any transaction contemplated thereunder;

            (E) the enforcement of any Document or the enforcement or
                preservation of rights under and the refinancing, renegotiation or restructuring (including without limitation negotiation of any so-called "workout" or similar transaction) of the Credit Facility under this agreement or any other Document or the bringing of any action, suit or proceeding with respect to the enforcement of any Document or any such right or seeking any remedy which may be available to the Administrative Agent or the Lenders at law or in equity; and

            (F) any amendments, waivers or consents requested by or in respect of the Borrower or any affiliate pursuant to the provisions hereof or any other Document;

     (ii)   by each of the Lenders in connection with:

            (A) the enforcement of any Document or the enforcement or
                preservation of rights under and the refinancing, renegotiation or restructuring (including without limitation negotiation of any so-called "workout" or similar transaction) of the Credit Facility under this agreement or any other Document or the bringing of any action, suit or proceeding with respect to the enforcement of any Document or any such right or seeking any remedy which may be available to the Lenders at law or in equity; and

            (B) any amendments, waivers or consents requested by or in respect of the Borrower or any affiliate pursuant to the provisions hereof or any other Document.

     In addition, the Borrowers shall pay any present or future stamp, documentary or other like duties and taxes or any other excise or property taxes, charges or similar levies which arise from any payment made under any Credit Facility Document or from the execution, delivery or registration of, or otherwise in respect to, any Credit Facility Document and shall indemnify and save the Administrative Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such duties or taxes. The obligations of the Borrower under this section 14.5 shall survive the payment and performance of the Obligations.

14.6 JUDGMENT CURRENCY.

     (1) Exchange Rate. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder to the Administrative Agent or a Lender in one currency (in this section 14.6, the "ORIGINAL CURRENCY") into another currency (in this section 14.6, the "JUDGMENT CURRENCY"), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent or Lender could purchase the Original Currency with the Judgment Currency on the Business Day preceding that on which final judgment is paid or satisfied.

     (2) Obligation. The obligations of the Borrower in respect of any sum due in the Original Currency from it to the Administrative Agent or a Lender under any Credit Facility Document shall, notwithstanding any judgment in any Judgment Currency, be discharged only to the extent that, on the Business Day following receipt by the Administrative Agent or Lender of any sum adjudged to be so due in such Judgment Currency, the Administrative Agent or Lender may in accordance with normal banking procedures purchase the Original Currency with such Judgment Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Administrative Agent or Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or Lender against such loss and, if the amount of the Original Currency so purchased exceeds the sum originally due to such Agent or Lender in the Original Currency, the Administrative Agent or Lender agrees to remit such excess to the Borrower.

14.7 GOVERNING LAW.

     (1) Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

     (2) Submission to Jurisdiction. Each party hereby irrevocably submits to the jurisdiction of the courts of British Columbia in any action or proceeding arising out of or relating to this agreement and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. When a name and address is so indicated opposite a party on the signature pages hereof, such party hereby irrevocably appoints the person of such name (in this section 14.7(2), its "PROCESS AGENT") as its agent to receive on behalf of such party and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by delivering a copy of such process to the party in care of its Process Agent at such Process Agent's address so indicated, and such party hereby irrevocably authorizes and directs its Process Agent to accept such service on its behalf. As an alternative method of service, each party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address referred to in section 14.3 or at such other address as it may direct in accordance with section 14.3. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

     (3) Non-Exclusive. Nothing in this section 14.7 shall affect the right of any party to serve legal process in any other manner permitted by Law or affect the right of a party to bring any action or proceeding against another party or its property in the courts of other jurisdictions.

     (4) Trial by Jury. Each of the parties hereto, to the fullest extent permitted by Law, hereby waives its rights to a trial by jury.

14.8 SUCCESSORS AND ASSIGNS.

     (1) Effectiveness. This agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent and each Lender and thereafter shall be binding upon and enure to the benefit of each such person, its successors and permitted assigns.

     (2) Borrower not to Assign. The Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein (other than in compliance with section 10.2(3), without the prior consent of all the Lenders, which consent may be arbitrarily withheld.

     (3)    Participations; Assignments.  A Lender may:

            (a) grant participations in all or any part of a Credit Facility to one or more persons (each a "PARTICIPANT"); or

            (b) assign all or any part (in a minimum amount of $5 million) of its interest in all (but no less than all) of the Credit Facilities to one or more persons (each an "ASSIGNEE") and, to the extent of any such assignment (unless otherwise stated therein), the assignee shall have the same rights and benefits hereunder and under the other Credit Facility Documents as it would have if it were a Lender hereunder;

            provided that:
            (c) no such Participant or Assignee shall be entitled to receive any greater payment, on a cumulative basis, than the relevant Lender would have been entitled to receive;

            (d) unless an Event of Default shall have occurred and be
                continuing, the consent of the Borrower to an assignment under section 14.8(3)(b) shall be required (which consents shall not be unreasonably withheld), and the Borrower shall have the right to request a period of 30 days within which to seek an alternate assignee;

            (e) no Lender shall have a Commitment below $10 million; and

            (f) no such Participant or Assignee shall be a non-resident of
                Canada for Canadian withholding tax purposes.

     (4) Financial Information. A Lender may deliver a copy of any financial statement or any other information relating to the business, assets or condition (financial or otherwise) of the Borrower or its affiliates which may be furnished to it under this agreement or otherwise to any Participant or Assignee or any prospective Participant or Assignee to the extent reasonably required by such

            Participant or Assignee in connection with its interest or the proposed acquisition of an interest in a Credit Facility, subject to compliance by such Lender with section 14.10.

      (5) Lender to Act. Prior to the occurrence of a Default or an Event of Default, the relevant Lender shall act on behalf of all of its Participants in all dealings with the Borrower in respect of the relevant Credit Facility.

      (6)   Assumption.  In order to effect an assignment contemplated by section 14.8(3)(b), the relevant Lender (i) shall deliver to the Borrower (at such Lender's cost but exclusive of the fees of the Borrower's counsel) an agreement by which the Assignee assumes the obligations and agrees to be bound by all the terms and conditions of this agreement, all as if such Assignee had been an original party hereto and (ii) shall pay an administration fee of $3,500 to the Administrative Agent. Upon any such assignment and such assumption of the obligations of such Lender by such Assignee, such Lender and the Borrower shall be mutually released from their respective obligations hereunder to the extent of such assignment and assumption and shall thenceforth have no liability or obligations to each other to such extent, except in respect of actions taken or matters which have arisen prior to such assignment.

14.9 CONFLICT. In the event of a conflict between the provisions of this agreement and the provisions of any other Credit Facility Document, the provisions of this agreement shall prevail.

14.10 CONFIDENTIALITY. Information provided by the Borrower hereunder will not be disclosed by the Administrative Agent or Lender or used by the Administrative Agent or Lender for any purpose other than evaluation, monitoring and review pursuant to this agreement; provided that such information may be disclosed:

      (1) as contemplated by section 14.8(4) if such Participant or Assignee is advised such information is confidential, and the Lender advises the Borrower of the disclosure;

      (2) to any director, officer or employee of the Administrative Agent or Lender or its subsidiaries; provided that same is treated in the same manner as other confidential information held by the Administrative Agent or Lender;

      (3) to legal counsel, accountants and other consultants and professional advisors determined by the Administrative Agent or Lender to require such information for the purpose of assisting in or advising upon such evaluation, monitoring and review, if such persons are advised that such information is confidential to the Borrower;

      (4)   pursuant to applicable Law;

      (5)   to the extent that such information is public;

      (6) to the extent that such information was previously known to the Administrative Agent or Lender through means other than the Borrower, or was acquired from a third party not known to the Administrative Agent or Lender to be under a duty of confidentiality to the Borrower or its relevant affiliate.

14.11 SEVERABILITY. The provisions of this agreement are intended to be severable. If any provision of this agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

14.12 PRIOR UNDERSTANDINGS. This agreement supersedes all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for herein.

14.13 TIME OF ESSENCE.  Time shall be of the essence hereof.

14.14 COUNTERPARTS. This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, and may be delivered by a party by facsimile or similar means of recorded communication.

IN WITNESS WHEREOF the parties have caused this agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                      BORROWER:

                      MACDONALD, DETTWILER AND ASSOCIATES LTD.

                      Per:
                          -----------------------------


                      Per:
                          -----------------------------


                      ADMINISTRATIVE AGENT:

                      ROYAL BANK OF CANADA

                      Per:
                           ----------------------------




                      LENDERS:

                      ROYAL BANK OF CANADA

                      Per:
                           ----------------------------

                                   SCHEDULE 1

                            LENDERS AND COMMITMENTS

      Lender                            Address                         Commitment
      ------                            -------                         ----------
      Royal Bank of Canada              1025 West Georgia Street        $190 million
                                        Vancouver, BC  V6E 3N9

                                   SCHEDULE 2

                             ACCOMMODATION REQUEST



                                          [Date]


      Royal Bank of Canada
      Global Banking - Agency
      South Tower
      Royal Bank Plaza
      200 Bay Street
      Toronto, Ontario
      M5J 2J5

      Attention:  Manager, Agency
      Telecopy: (416) 974-2407

      Dear Sirs:

            The undersigned refers to the Credit Agreement dated for reference March 31, 2000 (the "CREDIT AGREEMENT", the terms defined therein being used herein as so defined) among MacDonald, Dettwiler and Associates Ltd. as Borrower, Royal Bank of Canada as Administrative Agent, and the Lenders signatory thereto as lenders, and hereby gives you notice pursuant to the Credit Agreement that the undersigned requests an Accommodation under the Credit Agreement under the ___________________(1) Facility as follows:

A.  If an Advance is requested:

            The date of such Advance, being a Business Day, is ______________.

----------------------

(1) Insert "RTC" or "Term"

      The type of Advance comprising such Advance is ______________________.(2)

      The aggregate amount of such Advance is $___________________.(3)





-------------------------------

(2)  Specify LIBOR Advance, Prime Rate Advance or Base Rate Advance.

(3)  Specify in U.S. Dollars or Canadian Dollars.

The initial Interest Period applicable to such Advance is ______________.(4)

B.  If a Drawing is requested:

      (a)   The date of such Drawing, being a Business Day, is _______________.

      (b)   The aggregate Face Amount of Drafts to be accepted is $__________.

      (c)   The term to maturity for such Drafts is ____ days.


C. If a Conversion of a Prime Rate Advance or a Base Rate Advance is requested:

(a)   Such Advance is currently outstanding as ____________________.(5)

(b)   The principal amount of $_____________________ of such Advance is to be
      changed into _________________(6) in the principal amount of $       .

(c) The principal amount of $_____________________ of such Advance is to be changed into ___________________________(7) in the principal amount of
      $              .

(d) $_____________________ of the principal amount of such Advance is to be repaid from the proceeds of the Drawing described in B.

(e)   The date of the Conversion is                   .


--------------------------

(4) Specify in the case of a LIBOR Advance the elected period in months. Insert "N/A" for Prime Rate Advances or Base Rate Advances.

(5)  Insert Prime Rate Advance or Base Rate Advance.

(6)  See 1 above.

(7)  See 1 above.

D.  If a Conversion or Rollover of a LIBOR Advance is required:

(a)   Such LIBOR Advance is in a principal amount of US$______________________
      with an Interest Period expiring                  .

(b) The principal amount of $_____________________ of such LIBOR Advance is to be changed into __________________(8) in the principal amount of
      $             .

(c) The principal amount of $_____________________ of such LIBOR Advance is to be changed into _______________(9) in the principal amount of
      $            .

(d) The principal amount of $__________________ of such LIBOR Advance is to continue as such for a further Interest Period of _____ months expiring ____________________.

(e) $_____________________ of the principal amount of such LIBOR Advance is to be repaid from the proceeds of the Drawing described in B.

(e)   The date of the Conversion or Rollover is                   .

E.  If a Conversion or Rollover of a Drawing is required:

(a) Such Drawing is in a Face Amount of $______________________ with a maturity of ____.

(b) $_____________________ of the Face Amount of such Drawing is to be paid from the proceeds of the Advance described in A.

(c) $_____________________ of the Face Amount of such Drawing is to be paid from the proceeds of the Drawing described in B.

(d)   The date of the Conversion or Rollover is                   .


                           MACDONALD, DETTWILER AND ASSOCIATES LTD.


                           Per:
                                ---------------------------
                                Authorized Signatory




------------------------

(9)  See 1 above.

                                   SCHEDULE 3

                               POWER OF ATTORNEY


            WHEREAS MacDonald, Dettwiler and Associates Ltd. (the "BORROWER") wishes to facilitate the acceptance of Bankers' Acceptances pursuant to the terms of the credit agreement dated as of March 31, 2000 among the Borrower, Royal Bank of Canada as Administrative Agent, and the Lenders named therein, to which NAME OF BANK is a party (as amended, supplemented and restated from time to time, the "CREDIT AGREEMENT").

            NOW THEREFORE, the Borrower hereby appoints NAME OF BANK (hereinafter called the "BANK"), acting by an authorized signing officer of the Bank, the attorney of the Borrower:

            (a) to sign for and on behalf and in the name of the Borrower as drawer, and if applicable, as endorser, drafts in the Bank's standard form ("DRAFTS") drawn on the Bank payable to the order of CDS & Co. (or other nominee name of The Canadian Depository for Securities Limited) or payable to the order of the Bank; and

            (b) to fill in the amount, date and maturity date of such Drafts;

provided that such acts in each case are to be undertaken by the Bank in accordance with instructions given to the Bank by the Borrower as provided in this power of attorney.

            Instructions to the Bank relating to the execution, completion, endorsement, discount and/or delivery by the Bank on behalf of the Borrower of Drafts which the Borrower wishes to submit to the Bank for acceptance by the Bank shall be communicated by the Administrative Agent and/or the Borrower to the Bank in writing to the Attorney at the Bank's Lending Branch following delivery by the Borrower of an Accommodation Request pursuant to section 4.2(1) of the Credit Agreement and shall specify the following information:

            (a) reference to this power of attorney;

            (b) a Canadian Dollar amount, which shall be the aggregate face amount of the Drafts to be accepted by the Bank in respect of a particular Drawing; and

            (c) a specified period of time in accordance with section 4.3 of the Credit Agreement, which shall be the number of days after the date of such Drafts that such Drafts are to be payable, and the dates of issues and maturity of such Drafts.

            The communication in writing by the Borrower to the Bank of the instructions referred to above shall constitute (a) the authorization and instruction of the Borrower to the Bank to complete and endorse Drafts in accordance with such information as set out above, and (b) the request of the Borrower to the Bank to accept such Drafts and deliver the same against payment as set out in the instructions. The Borrower acknowledges that the Bank shall not be obligated to accept any such Drafts except in accordance with the provisions of the Credit Agreement.

            The Bank shall be and it is hereby authorized to act on behalf of the Borrower upon and in compliance with instructions communicated to the Bank as provided herein if the Bank reasonably believes them to be genuine. If the Bank accepts Drafts pursuant to any such instructions, the Bank shall confirm particulars of such instructions and advise the Borrower that the Bank has complied therewith by notice in writing addressed to the Borrower in accordance with the Credit Agreement. The Bank's actions confirmed and advised to the Borrower by such notice shall be conclusively deemed to have been in accordance with the instructions of the Borrower unless the Borrower notifies the Bank to the contrary in writing not later than the Business Day next following such deemed receipt by the Borrower.

            The Borrower agrees to indemnify the Bank and its directors, officers, employees, affiliates and agents and to hold it and them harmless from and against any loss, liability, expense or claim of any kind or nature whatsoever incurred by any of them as a result of any action or inaction in any way relating to or arising out of this power of attorney or the act contemplated hereby; provided that this indemnity shall not apply to any such loss, liability, expense or claim which results from the negligence or wilful misconduct of the Bank or any of its directors, officers, employees, affiliates or agents or for the Bank or any of its directors, officers, employees, affiliates or agents failing to use the same standard of care in the custody of such Drafts as the Bank uses in the custody of its own property of a similar nature.

            This power of attorney may be revoked at any time upon not less than five (5) Business Days' written notice served upon the Bank at its Lending Branch; provided that (i) it may be replaced with another power of attorney forthwith in accordance with the requirements of section 4.8 of the Credit Agreement; and (ii) no such revocation shall reduce, limit or otherwise affect the obligations of the Borrower in respect of any Draft executed, completed, endorsed, discounted and/or delivered in accordance herewith prior to the time at which such revocation becomes effective.

            This power of attorney is in addition to and not in substitution for any agreement to which the Bank and the Borrower are parties.

            This power of attorney shall be governed in all respects by the laws of the Province of British Columbia and the laws of Canada applicable therein and each of the Borrower and the Bank hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of such jurisdiction in respect to all matters arising out of this power of attorney.

            In the event of a conflict between the provisions of this Power of Attorney and the Credit Agreement, the Credit Agreement shall prevail. Capitalized terms used and not defined herein shall have the meanings given to them in the Credit Agreement.

            DATED at ________________, this ____ day of ___________, 2000.

                     MACDONALD, DETTWILER AND ASSOCIATES LTD.


                     Per:
                         ------------------------
                              Name:
                              Title:

                                   SCHEDULE 4

                               SUBSIDIARIES, ETC.


                               [TO COME FROM MDA]

                                   SCHEDULE 5

                             APPLICABLE MARGINS(1)




---------------------------------------------------------------------------------------------
  LEVEL(2)  CONSOLIDATED   BA STAMPING FEE,      FACILITY      STANDBY FEE   BA STAMPING
             DEBT/EBITDA      APPLICABLE         FEES(4)       (TRANCHE C)      FEE AND
                RATIO           MARGIN        (RTC FACILITY                   APPLICABLE
                               FOR LIBOR          AND LC                      MARGIN FOR
                               ADVANCES         FACILITY)                        LIBOR
                           AND L/C FEES(3)                                     ADVANCES
                          (RTC FACILITY AND                                      (TERM
                             LC FACILITY)                                      FACILITY)
---------------------------------------------------------------------------------------------
     I       >/=2.5:1           130.0              45.0           50.0          175.0
---------------------------------------------------------------------------------------------
     II    >/=2:1<2.5:1         110.0              40.0           45.0          150.0
---------------------------------------------------------------------------------------------
    III    >/=1.5:1<2:1          90.0              35.0           40.0          125.0
---------------------------------------------------------------------------------------------
     IV    >/=1:1<1.5:1          82.5              30.0           35.0          112.5
---------------------------------------------------------------------------------------------

-----------------------------

(1) The Applicable Margin on Prime Rate Advances and Base Rate Advances is nil, with the exception of 30.0 and 10.0 basis points for levels I and II respectively.

(2) In the event that, following receipt of financial statements upon which a calculation of the ratio of Consolidated Debt to EBITDA is made, such calculation indicates that a new level shall apply, the new level shall apply with effect as at and from the date of receipt of such financial statements by the Administrative Agent.

(3) For EDC-Insured Letters of Credit issued under the RTC Facility and the LC Facility, the L/C fee is 15.0 basis points.

(4) With respect tot he one-half of the LC Facility allocated to EDC-Insured Letters of Credit, and the portion of the RTC Facility from time to time allocated to EDC-Insured Letters of Credit in accordance with section 2.1(3)(a), the facility fee shall be 10.0 points per annum.

---------------------------------------------------------------------------------------------
       V             <1:1            75.0            25.0            30.0            100.0
---------------------------------------------------------------------------------------------

                                   SCHEDULE 6

                               REDUCTION REQUEST





Royal Bank of Canada
Global Banking - Agency
South Tower
Royal Bank Plaza
200 Bay Street
Toronto, Ontario
M5J 2J5

Attention:  Manager, Agency
Telecopy: (416) 974-2407

Dear Sirs:

     The undersigned refers to the Credit Agreement dated for reference March 31, 2000 (the "CREDIT AGREEMENT", the terms defined therein being used herein as so defined) among MacDonald, Dettwiler and Associates Ltd. as Borrower, Royal Bank of Canada as Administrative Agent, and the Lenders signatory thereto as lenders, and hereby requests pursuant to the Credit Agreement that the aggregate Commitments under the ____________Facility be reduced on a permanent basis to $_____________, with effect as at _________________.


                              MACDONALD, DETTWILER AND ASSOCIATES LTD.


                              Per:
                                  ----------------------------
                                    Authoritzed Signatory